AURIZON

AURIZON MINES LTD

CASA BERARDI PROJECT

SCOPING STUDY ON CASA BERARDI PROJECT, QUÉBEC:

INGENIEUR
Ghislain Fournier
39839
QUÉBEC
28/01/05

Prepared by : Ghislain Fournier ing

Ghislain Fournier P. Eng.
Main engineer – corporate development

January 28, 2005

IMPACT ON THE PRODUCTION PLAN TO MINE THE RESOURCES OF ZONE 113 UNDER 700 m LEVEL	January 2005

SUMMARY

A new Mineral Resource estimate based on the recent drill information below the 700 metre level has been received on January 20, 2005 after the completion of the positive Feasibility Study of the West Mine area of the Casa Berardi Project.  Indicated Mineral Resources are estimated at 838,000 tonnes at 13.68 grams of gold per tonne, or 368,000 ounces of gold.

Aurizon has then completed an Internal Scoping Study which outlines a mining plan that incorporates both the initial start up plan presented by the Feasibility Study together with a preliminary mining plan for the higher grade Indicated Mineral Resources of Zone113 below 700 metres.  The Scoping Study includes results from the lower level of Zone 113, which were not available at the time the feasibility Study cut off.

The Casa Berardi property, located 95 km north of the city of La Sarre in the Abitibi region of Northwestern Quebec, covers a 37 km strike along a favourable geological belt.  The property of 14,978 hectares is accessible by all-weather paved and gravel roads.

The Casa Berardi gold deposits are located along a 5 km East-West mineralized corridor in the center of the property.  They are made up of the East, West and Principal Mines.  Those mines were exploited between 1988 and 1997 by Inco Ltd (Inco), and then by TVX Gold Inc. (TVX).  During that period, mining operations produced about 3.5 million metric tonnes of ore at 7.1 g/t Au from which 690,000 ounces of gold were recovered in the ore processing plant.  Metal distribution in the range of 6,200 oz/vertical metre could be estimated from available information of these deposits.

In September 1998, Aurizon acquired 100% of Mines Casa Berardi's assets from TVX.  The operation has been closed after a crown pillar collapse at the East mine and also because the high operating cost due to the difficulty to have a constant feed to the mill and by the deep mining operation from the ramp.

The main infrastructure included in the transaction were, for the East Mine, an ore processing plant, a building complex including stores, maintenance, mine dry as well as offices facilities and finally, an underground decline and a shaft.  The West mine

IMPACT ON THE PRODUCTION PLAN TO MINE THE RESOURCES OF ZONE 113 UNDER 700 m LEVEL	January 2005

Infrastructure comprised principally surface maintenance facilities, a mine dry and a decline for underground access.

In 1998-1999, Aurizon completed an extensive surface exploration program (76,500 metres of diamond drilling) in the West Mine area which brings to the discovery of the Zone 113.  In 1999, Dessau-Soprin was commissioned by Aurizon to prepare a new Mineral Resource estimation, and complete a Pre feasibility Study.  The Study has been completed on March 15, 2000 and provided positive indications of the economic potential of the West Mine.

In 2003, Aurizon initiated an aggressive underground exploration program on the 550 m level to confirm the results of the surface program and increase the confidence level of the identified resources.   This program was completed in December 2004.    Met-Chem Canada Inc was then commissioned to prepare a detailed Feasibility Study based on a new estimation of the mineral resources above level 700 metres in the West Mine area, in accordance with the Standards of Disclosure for Mineral projects as defined by NI43-101.

This study concluded that the project to reopen the West Mine is economically viable.  The Reserve estimation for the West mine is 4.4 million metric tonnes at 6.2 g/t Au or 868,000 ounces of gold.

The new operation needs to be supported by efficiently mining infrastructures including a shaft for ore extraction and service and well located related infrastructure.  Moreover, it needs to be supported by a taking consideration of integrated mining plan to the reserve and resources actually delimited, the rock mechanics constraint in order to control the ground conditions.

In January 2005, Met-Chem was commissioned to complete a Mineral Resources estimation on the Zone 113 below the 700 m level.  The Indicated Resource estimation is 0.8 million metric tonnes at 13.7 g/t Au or 369,000 ounces of gold.

An internal Scoping Study to evaluate the economic impact of mining the Indicated Mineral Resources below the 700 metre level was completed on January 24th, 2005.

IMPACT ON THE PRODUCTION PLAN TO MINE THE RESOURCES OF ZONE 113 UNDER 700 m LEVEL	January 2005

For the purpose of the Scoping Study, 80 % of the Indicated Mineral Resources have been included in the mining plan based on the historic resource to reserve conversion ratio experienced on the upper level of zone 113.

The pre production time has been maintained at 18 months as it is anticipated that the shaft could be deepened 200 metres, six months after the completion of the initial sinking.  The Scoping Study utilizes all existing planned and required infrastructure.

The capital cost to access and develop the deeper high grade Mineral Resources is estimated at C$ 34.9 million (US$ 27.9 million), incurred over a 24 months period which could be funded by operating cash flow.

It is anticipated that production from the high grade Mineral Resource will be blended with the upper level Mineral Reserve over a 4 years period, commencing in year two of the production cycle, in order to maintain a constant feed and consistent grade to the mill, adding one year to the mine life.  It is anticipated that the mine grade will increase to 7.0 g/t Au over the expanded mine life.

The Scoping Study considered the impact of the mining method, operating cost and mill recovery used in the Feasibility Study.

The Scoping Study, when integrated with the Feasibility Study, indicates that average annual gold production could increase to 170,000 ounces per year, at a reduced total cash cost of US$ 206 per ounce, and that the Project’s internal rate of return would increase to 22 % using a gold price of C$500 per ounce.

IMPACT ON THE PRODUCTION PLAN TO MINE THE RESOURCES OF ZONE 113 UNDER 700 m LEVEL	January 2005

SOMMAIRE EXÉCUTIF

Une nouvelle estimation de Ressource Minérale basée sur les récentes informations de forage au diamant sous le niveau 700 mètres a été reçue le 20 janvier 2005, après le parachèvement d’une Étude de Faisabilité positive de la Mine Ouest du projet Casa Berardi. Les Ressources Minérales indiquées sont estimées à 838 000 tonnes à 13.68 g/t Au, ou 368 000 onces d’or.

Aurizon a alors complété une étude conceptuelle interne, laquelle trace les grandes lignes d’un plan de production qui incorpore les deux études suivantes : le plan de mise en production présentée dans l’Étude de Faisabilité et le plan préliminaire de production pour les ressources minérales indiquées à haute teneur de la zone 113 sous le niveau 700 mètres.  Cette étude conceptuelle inclut les résultats de la partie inférieure de la zone 113, lesquels n’étaient pas disponibles au moment de conclure l’Étude de Faisabilité.

La propriété Casa Berardi, localisée à 95 km au nord de la ville de La Sarre dans la région de l’Abitibi dans le Nord-Ouest du Québec, couvre une distance de 37 km le long d’une ceinture géologique favorable.  La propriété de 14,978 hectares est accessible toute l’année par une route pavée ou en gravier.

Les gisements aurifères de Casa Berardi sont localisés le long d’un corridor minéralisé Est-Ouest qui s’étend sur 5 km au centre de la propriété.  Ils sont constitués par les mines Est et Ouest et le gisement Principal.  Ces mines ont été exploitées entre 1988 et 1997 par Inco LTD (Inco) et ensuite par TVX Gold (TVX).  Au cours de cette période, l’opération minière a produit 3,5 million de tonnes métriques de minerai à 7.1 g/t Au.  Duquel, 690 000 onces étaient récupérées à l’usinage.  L’information disponible sur ces gisements permet d’estimer le facteur métal de distribution, de l’ordre de 6 200 on/mètre vertical.

En septembre 1998, Aurizon acquiert 100% des actifs des Mines Casa Berardi de TVX.  Les opérations avaient fermé à la suite d’un effondrement du pilier de surface à la mine Est ainsi que par des coûts d’opération trop élevés en raison de la difficulté d’avoir une alimentation constante au moulin et d’une opération par rampe en grande profondeur.

IMPACT ON THE PRODUCTION PLAN TO MINE THE RESOURCES OF ZONE 113 UNDER 700 m LEVEL	January 2005

Les infrastructures principales incluses dans la transaction étaient pour la mine Est, un plan de traitement de minerai, un édifice à bureau comprenant l’entrepôt, l’atelier de maintenance, le séchoir, les bureaux de services et finalement, une rampe d’accès souterrain et un puits.  Les infrastructures de la mine Ouest comprenaient principalement en surface les ateliers de maintenance, le séchoir et une rampe d’accès souterrain.

De 1998 à 1999, Aurizon complétait un important programme d’exploration de surface (76 500 mètres de forage aux diamants) dans le secteur de la mine Ouest, lequel conduisait à la découverte de la zone 113.  En 1999, Dessau-Soprin était mandaté par Aurizon, de préparer une nouvelle estimation des Ressources Minérales et de compléter une étude de pré faisabilité.  Cette étude a été complétée le 15 mars 2000 et a fourni des indications positives sur le potentiel économique de la mine Ouest.

En 2003, Aurizon commence un programme d’exploration agressive au niveau 550 mètres afin de confirmer les résultats du programme de surface et d’accroître le niveau de confiance sur les ressources identifiées.  Ce programme s’est poursuivi jusqu’à la fin de décembre 2004.  Met-Chem Canada Inc était alors mandaté pour préparer une étude de faisabilité détaillée basée sur la nouvelle estimation de Ressources Minérales au-dessus du niveau 700 mètres dans le secteur de la mine Ouest, selon le standard de déclaration pour les projets miniers tel que définie par la norme NI43-101.

Cette étude concluait que le projet de rouvrir la mine Ouest est économiquement viable.  L’estimation de Réserve à la mine Ouest est de 4.4 million tonnes métriques de minerai à 6,1 g/t pour 868 000 onces d’or.

La future opération nécessite d’être supportée par une infrastructure minière efficace comme le puits d’extraction et de service ainsi que des infrastructures connexes bien positionnées.  De plus, elle nécessite d’être supportée par un plan de production qui prend en considération les réserves et ressources actuellement délimitées et les contraintes de mécanique des roches afin de les produire sans les problèmes de terrain.

En janvier 2005, Met-Chem était mandaté pour compléter une estimation des Ressources Minérales sur la zone 113 sous le niveau 700 mètres.  Les Ressources

IMPACT ON THE PRODUCTION PLAN TO MINE THE RESOURCES OF ZONE 113 UNDER 700 m LEVEL	January 2005

Minérales Indiquées sont de 0.8 million de tonnes métriques de minerai à 13.7 g/t Au pour 369 000 onces d’or.

Une étude conceptuelle interne afin d’évaluer l’impact économique de produire les Ressources Minérales Indiquées a été complétée le 24 janvier 2005.

Pour le besoin de l’étude conceptuelle, 80 % des Ressources Minérales Indiquées ont été utilisées pour la planification minière, basée sur le facteur historique de conversion de réserve à ressource obtenu dans la partie supérieure de la zone 113.

La période de pre production demeure à 18 mois tel qu’anticipé dans l’étude de faisabilité.  L’approfondissement du puits de 200 mètres a été planifié pour commencer six mois après la fin des travaux de fonçage initial.  L’étude conceptuelle prévoit l’utilisation de toutes les infrastructures planifiées et requises.

Les coûts en capital pour accéder et développer la Ressource Minérale à haute teneur en profondeur sont estimés à 34,9 M$ CDN (27,9M $US), s’étendant au-delà d’une période de 24 mois, lesquelles pourront être financés par les revenues d’opération.

Il est anticipé que la production de la Ressource Minérale à haute teneur sera mélangée avec la Réserve Minérale des niveaux supérieurs sur une période de plus de 4 ans, commençant la deuxième année du cycle de production, afin de maintenir une alimentation constante et une bonne teneur au moulin, additionnant une année à la durée de vie de la mine.  Il est anticipé que la teneur de production augmentera à 7,0 g/t Au pour toute la durée de vie de la mine.

L’Étude conceptuelle tient compte de l’impact sur la méthode de minage, le coût d’opération et du taux récupération au moulin utiliser dans l’étude de faisabilité.  L’étude conceptuelle, lorsqu’elle est intégrée avec l’étude de faisabilité, indique que la production annuelle moyenne pourra augmenter à 170 000 onces par année, réduire le coût total à 206$US de l’once et que le taux de rendement interne pourra augmenter à 22 % en utilisant un prix de l’or à 500$CAN de l’once.

IMPACT ON THE PRODUCTION PLAN TO MINE THE RESOURCES OF ZONE 113 UNDER 700 m LEVEL	January 2005

Technical Data

Land status

-    294 contiguous designated claims and 2 mining leases (14,978 ha)

Production 1988 – 1997

-    3.5M tonnes @ 7.1 g/t Au - 688,400 ounces of contained gold.

-    87 % recovery

Drilling program

-    Surface & underground 1974-1997 - 463,500 metres in 3,769 holes

-    Exploration Surface 1998-2000 - 76,200 metres in 272 holes

-   Exploration Surface 2001-2004 - 67,608 metres in 121 holes

-    Exploration Underground 2003-2004 - 42,001 metres in 257 holes

Metal distribution (West + East + Principal Deposits)

-      6,200 ounces / vertical metre

Mineral Probable Reserve estimation (January 2005)

-      4.9M metric tonnes @ 6.0 g/t Au : 0.95M ounces of gold

Mineral Indicated Resource estimation (January 2005)

-       1.6M metric tonnes @ 9.9 g/t Au : 0.52M ounces of gold

Mineral Inferred Resource estimation (January 2005)

-       5.6M metric tonnes @ 6.5 g/t Au : 1.17M ounces of gold

Existing infrastructures

-      Mill @ an expandable capacity to 2,600 tonnes/day

-       Tailing pond (residual capacity to 1.45 Mm3)

-      Office space, warehouse & mechanic shop

-       Ramps at the West and East Mines

-       Drift of 5 km connecting both mines @ 280 m level

-       East mine Shaft (379m)

IMPACT ON THE PRODUCTION PLAN TO MINE THE RESOURCES OF ZONE 113 UNDER 700 m LEVEL	January 2005

Existing infrastructures (newly built 2003 to 2004)

-

Collar to 42 metres

-

Pillars and foundations for headframe, backlegs, hoist building and ore and waste bin

-

Alimak shaft pilot raise from 550 m level to the shaft collar

-

Alimak vent raise from 550 to 280 (half way done)

Proposed development – Feasibility Study

-

Production hoist (capacity of 300 tons per hour)

-

Headframe

-

Two air compressors

-

4 km 25 kV power line and 120 / 25 kV 20 MVA transformer

-

Cement plan for the rock fill system;

-

Tailing pond extension (new cell);

-

Pump house for fire protection.

-

Sinking Shaft to 810 m level

-

Ramp extension

-

Ventilation system improve to vent up to 700 m;

-

Ore and waste pass system with automatic loading

-

Dewatering and pumping system;

-

Electrical distribution;

-

Cement backfill distribution;

-

Lateral development for production

Proposed development – Scoping Study

-

Service hoist

-

Deepening shaft (810 to 1010 m level)

-

Ramp extension

-

Ventilation system extension

-

Ore and waste pass system extension

-

Dewatering and pumping system

-

Lateral development for production

IMPACT ON THE PRODUCTION PLAN TO MINE THE RESOURCES OF ZONE 113 UNDER 700 m LEVEL	January 2005

Operating parameters

-

Maximum production rate : 2400 tpd ore

-

Production cost : 53.89$/t (average)

-

Production schedule : 2-12 hours/shift, 7 days / week, 50 weeks per year

-

Development schedule : 2-10 hours/shift, 7 days / week, 50 weeks per year

-

Mill operating days/year : 345 (95% availability)

-

Mill recovery : 93.0% (average)

-

Level / Sub-level spacing: 20 metres

-

Ramp and shaft access to the Lower Inter, NW, SW, 111 and 113

-

Standard stope dimensions : 20 m high, 15 m wide and 10 m length

-

Shaft dimensions: circular – 5.50 m diameter

-

Ramp dimensions: 4.8 m wide x 4.0 m high

-

Haulage drift dimensions: 4.0 m wide x 3.8 m high

-

Ore/Waste pass dimensions: circular – 2.60 m diameter

-

Ventilation raise dimensions: circular – 3.35 m diameter

Permitting & environment

-

All the Certificates of Authorisations (C.A.) in force

-

Modification of the C.A. to reflect proposed operating approach

-

Certificates of Authorisations Required :

  C.A. of the cement plan

  C.A. for the new cell of the tailing pound

-

Restoration cost evaluated at 2.2 M$

Operating results of the Scoping Study integrated to Feasibility Study

-

Gold price :

500 $CD/oz

-

Pre production cost: :

84,1 M$

-

Pre production period ;

18 months

-

Shaft deepening capital cost :

31,6 M$

-

Sustaining capital cost :

37,2 M$

-

Mine life :

6,5 years

-

Payback period:

3.8 years

-

Internal rate return (IRR):

22.2%

-

Net income (before tax) :

107,0 M$

-

Cash operating cost:

206 US$/oz

-

Total production cost:

319 US$/oz

IMPACT ON THE PRODUCTION PLAN TO MINE THE RESOURCES OF ZONE 113 UNDER 700 m LEVEL	January 2005

Données techniques

Propriété

-

294 Claims désignés continues et 2 baux miniers (14 978 ha)

Production 1988 – 1997

-

3.5M tonnes @ 7.1 g/t Au – 688 400 onces d’or.

-

87% recouvrement

Programme de forage aux diamants

-      Surface & sous terre 1974-1997 - 463 500 mètres in 3 769 trous

-       Exploration Surface 1998-2000 - 76 200 mètres in 272 trous

-       Exploration Surface 2001-2004 - 67 608 mètres in 121 trous

-       Exploration sous terre 2003-2004 - 42 001 mètres in 257 trous

Facteur métal  (Ouest + Est + gisement Principal)

-

6 200 onces / vertical mètres

Estimation de  Réserve Minérale Probable (Janvier 2005)

-

4.9M tonnes métriques @ 6.0 g/t Au : 0.95M onces d’or

Estimation de Ressources Minérales Indiquées (Janvier 2005)

-

1.6M tonnes métriques @ 9.9 g/t Au : 0.52M onces d’or

Estimation de Ressources Inférées (Janvier 2005)

-

5.6M tonnes métriques @ 6.5 g/t Au : 1.17M onces d’or

Infrastructures existantes

-

Moulin @ augmentation de la capacité de 2 600 tonnes/jour

-

Parc à résidus (Capacité résiduel de 1.45 Mm3)

-

Espace à bureau, entrepôt & atelier mécanique

-

Rampes aux mines Ouest et Est

-

Galerie de 5 km reliant les deux mines au niveau 280 m

-

Puits de la mine Est (379m)

Infrastructures existantes (nouvellement construites 2003 to 2004)

-

Collet de 42 mètres

-

Piliers et fondations pour le chevalement, pattes de support arrières, maison du treuil et silo à minerai et stérile

IMPACT ON THE PRODUCTION PLAN TO MINE THE RESOURCES OF ZONE 113 UNDER 700 m LEVEL	January 2005

-

Monterie pilote Alimak du niveau 550 mètres au collet du puits

-

Monterie de ventilation Alimak du niveau 550 au 280 (à moitié terminée)

Développement proposé – Étude de faisabilité

-

Treuil de Production (capacité de 300 tonnes par heure)

-

Chevalement

-

Deux compresseurs à air

-

Ligne électrique de 4 km 25 kV et un transformateur de 120 / 25 kV 20 MVA

-

Plan à ciment pour le système de remblai rocheux

-

Extension du parc à résidus  (nouvelle cellule)

-

Maison de la pompe pour la protection d’incendie

-

Fonçage du puits jusqu’au niveau 810 m

-

Extension de la rampe

-

Étendre le système de ventilation jusqu’au niveau 700 m

-

Système de chute au minerai et stérile avec un point de chargement automatique

-

Système de pompage des eaux souterraines

-

Distribution électrique;

-

Distribution du ciment pour le remblai rocheux;

-

Développement Latéral pour la production

Développement proposé – Étude conceptuelle

-

Treuil de service;

-

Approfondissement du puits (du niveau 810 à 1010 mètres)

-

Extension de la rampe

-

Extension du système de ventilation

-

Extension du système de chute à minerai et stérile

-

Système de pompage des eaux souterraines

-

Développement Latéral pour la production

Paramètres d’opération;

-

Taux maximum de production : 2400 tpj minerai

-

Coûts de production : 53.89 $/t (moyenne)

-

Échéancier de production : 2-12 heures/quart, 7 jours/semaine, 50 semaines par année

IMPACT ON THE PRODUCTION PLAN TO MINE THE RESOURCES OF ZONE 113 UNDER 700 m LEVEL	January 2005

-

Échéancier de développement : 2-10 heures/quart, 7 jours/semaine, 50 semaines par année

-

Jours d’opération du Moulin/année : 345 (95% disponibilité)

-

Taux de recouvrement au moulin : 93.0  (moyenne)

-

Espacement des niveaux et sous niveaux : 20 mètres

-

Rampe et puits d’accès à la Lower Inter, NW, SW, 111 et 113

-

Dimensions standards des chantiers : 20 m de haut, 15 m de largeur et 10 m de longueur

-

Dimensions du puits  – 5.50 m diamètre

-

Dimensions de la rampe: 4.8 m de large x 4.0 m de haut

-

Dimensions galerie de  Hallage: 4.0 m de large x 3.8 m de haut

-

Dimensions des chutes à minerai et stérile : circulaire  – 2.60 m diamètre

-

Dimensions monterie de ventilation : circulaire – 3.35 m diamètre

Permis & environnement

-

Tous les Certificats d’Autorisations (C.A.) sont en vigueur

-

Modification des C.A en fonction de l’approche proposée

-

Certificats d’Autorisations à demander :

  C.A. pour le plan à ciment

  C.A. pour la nouvelle cellule du parc à résidus

-

Évaluation des coûts de restauration à 2.2 M$

Résultats d’opération de l’étude conceptuelle intégrés à l’étude de Faisabilité.

-

Prix de l’or :

500 $CAN/on

-

Coût de pre production: :

84,1 M$

-

Échéancier de pre production :

18 mois

-

Coût en capital d’approfondissement du puits :

31,6 M$

-

Coût en capital de maintien :

37,2 M$

-

Vie de mine :

6,5 ans

-

Période de remboursement:

3.8 ans

-

Taux interne de rendement (TRI):

22.2%

-

Revenu net  (avant impôt) :

107,0 m$

-

Coût d’opération:

206 US$/on

-

Coût Total de production:

319 US$/on

-

5.6M tonnes métriques @ 6.5 g/t Au :

1.17M onces d’or

IMPACT ON THE PRODUCTION PLAN TO MINE THE RESOURCES OF ZONE 113 UNDER 700 m LEVEL	January 2005

figure 1  - Proposed development - Deepening shaft

NW
-400m
Lower Inter
113
-800m
10400E
11200E
12000E
Probable Reserves
113 Indicated Resources
Other Indicated & Inferred Resources
Past Production
0
200m
CASA BERARDI Project
Composite Longitudinal Section
(West Area)

CLOSE_UP_L_W_WITH_DEVEL_BAS_700m.cdr

FIGURE 1

IMPACT ON THE PRODUCTION PLAN TO MINE THE RESOURCES OF ZONE 113 UNDER 700 m LEVEL	January 2005

i

TABLE OF CONTENTS

SUMMARY			- 1 -

SOMMAIRE EXÉCUTIF			- 4 -

TECHNICAL DATA			- 7 -

DONNÉES TECHNIQUES			- 10 -

1.0	INTRODUCTION		- 14 -
2.0	PROPERTY DESCRIPTION AND LOCATION		- 15 -
	2.1	LOCATION	- 15 -
	2.2	PROPERTY DESCRIPTION	- 15 -
	2.3	LEGAL TITLES	- 15 -
	2.4	PERMITS AND APPROVAL	- 18 -

3.0	ACCESSIBILITY, CLIMATE, LOCAL RESOURCES, INFRASTRUCTURES
	AND PHYSIOGRAPHY		- 19 -
	3.1	ACCESSIBILITY	- 19 -
	3.2	CLIMATE	- 19 -
	3.3	LOCAL RESOURCES	- 19 -
	3.4	INFRASTRUCTURES	- 19 -
	3.5	PHYSIOGRAPHY	- 20 -

4.0	HISTORY		- 20 -
	4.1	PREVIOUS WORK	- 20 -
	4.2	WORKS BY AURIZON	- 21 -
	4.3	HISTORICAL MINERAL RESOURCES AND RESERVES INVENTORY	- 22 -
	4.4	PAST PRODUCTION	- 23 -

5.0	GEOLOGY		- 23 -
	5.1	GEOLOGICAL SETTING	- 23 -
	5.2	DEPOSIT TYPES	- 23 -
	5.3	MINERALIZATION	- 24 -
	5.4	DRILLING PROGRAM AND EXPLORATION	- 27 -
	5.5	SAMPLING METHOD AND APPROACH	- 27 -
	5.6	QUALITY ASSURANCE AND QUALITY CONTROL	- 28 -

6.0	MINERAL RESOURCE ESTIMATE (USED IN THE SCOPING STUDY)		- 28 -
	6.1	METHODOLOGIES USED FOR MINERAL RESOURCE CALCULATIONS	- 28 -
	6.2	DATA VERIFICATION	- 29 -
	6.3	PARAMETERS USED	- 30 -
	6.4	SAMPLING METHOD AND APPROACH	- 30 -

IMPACT ON THE PRODUCTION PLAN TO MINE THE RESOURCES OF ZONE 113 UNDER 700 m LEVEL	January 2005

7.0	MINERAL RESERVE ESTIMATE		- 33 -
	7.1	METHODOLOGIES USED FOR MINERAL RESERVE CALCULATIONS	- 33 -
	7.2	RESOURCE SUMMARY (USED IN THE SCOPING STUDY)	- 35 -

8.0	MINING APPROACH		- 37 -
	8.1	ACCESS TO THE DEEP INDICATED MINERAL RESOURCES OF THE ZONE 113	- 37 -
	8.2	ROCK MECHANICS	- 38 -
	8.3	PRODUCTION CRITERIA	- 39 -
	8.4	PRODUCTION PLAN	- 41 -

9.0	SHAFT DEEPENING PROJECT DESCRIPTION		- 42 -
	9.1	SURFACE INFRASTRUCTURES	- 42 -
	9.2	UNDERGROUND INFRASTRUCTURES	- 43 -
		9.2.1 SHAFT DEEPENING	- 44 -
		9.2.2 RELATED INFRASTRUCTURES	- 45 -
		9.2.3 LATERAL DEVELOPMENT	- 46 -
		9.2.4 UNDERGROUND MOBILE EQUIPMENTS	- 46 -

10.0	MINERAL PROCESSING AND METALLURGICAL TESTING		- 47 -
	10.1	PREVIOUS AND RECENT TEST WORK	- 47 -
	10.2	MICROGRAPHIC STUDY	- 49 -
	10.3	ORE PROCESSING	- 50 -
	10.4	RECOVERY RATE	- 52 -

11.0	TAILING DISPOSAL AND ENVIRONMENTAL CONSIDERATIONS		- 52 -
	11.1	TAILING DISPOSAL	- 52 -
	11.2	ENVIRONMENTAL CONSIDERATIONS	- 53 -
		11.2.1 PERMITS	- 53 -
		11.2.2 EFFLUENT CONTROL	- 54 -
		11.2.3 SITE REHABILITATION	- 55 -

12.0	PROJECT MASTER SCHEDULE		- 55 -

13.0	CAPITAL COST ESTIMATE		- 58 -

14.0	OPERATING COST		- 59 -

15.0	FINANCIAL ANALYSIS		- 64 -

16.0	CONCLUSION		- 69 -

17.0	RECOMMENDATIONS		- 70 -

IMPACT ON THE PRODUCTION PLAN TO MINE THE RESOURCES OF ZONE 113 UNDER 700 m LEVEL	January 2005

LIST OF TABLES

Table 1	- Parameters used for each zone	- 31 -

Table 2	- Mineral Resources Summary - January 2005	- 32 -

Table 3	- Mineral Reserve and Resources Summary - January 2005	- 36 -

Table 4	- Operating costs	- 61 -

Table 5	- Process operating costs	- 61 -

Table 6	- Cost per tonne for Administration, Technical Service and others costs	- 63 -

Table 7	- Schedule or annual payments of the Guarantee	- 64 -

Table 8	- Financial results of Scoping Study	- 66 -

Table 9	- Financial results of Feasibility Study	- 67 -

Table 10	- Financial results of Scoping Study integrated to the Feasibility	- 68 -

Table 11	- Summary of financial results	- 69 -

IMPACT ON THE PRODUCTION PLAN TO MINE THE RESOURCES OF ZONE 113 UNDER 700 m LEVEL	January 2005

LIST OF FIGURES

figure 1	- Proposed development - Deepening shaft	- 13 -

figure 2	- Location map of Casa Berardi project	- 16 -

figure 3	- General site plan	- 17 -

Figure 4	- Geological section : 11375 E	- 25 -

figure 5	- geological map 550 m level	- 26 -

figure 6	- Pre production and production schedule	- 57 -

IMPACT ON THE PRODUCTION PLAN TO MINE THE RESOURCES OF ZONE 113 UNDER 700 m LEVEL	January 2005

v

LIST OF APPENDIX

Appendix 1    Disclaimer, Certificate of Author and Consent of Author

Appendix 2    Details costs and schedule for the deepening shaft and development

Appendix 3    Glossary

Appendix 4    References

IMPACT ON THE PRODUCTION PLAN TO MINE THE RESOURCES OF ZONE 113 UNDER 700 m LEVEL	January 2005

1.0

INTRODUCTION

Aurizon has completed an Internal Scoping Study which outlines a mining plan that incorporates both the initial start up plan presented by the Feasibility Study together with a preliminary mining plan for the higher grade Indicated Mineral resources of Zone 113 below 700 metres.  The Scoping Study includes results from the lower level of Zone 113 which were not available at the time the feasibility Study cut off.

This Scoping Study (1) has been prepared as a Technical Report in accordance with the Standards of Disclosure for Mineral Projects as defined by National Instrument 43-101.

Parameters included in the Feasibility Study report prepared by Met-Chem Canada inc (Met-Chem) issued in January 2005, have been used as the base parameters to complete the preliminary planning and evaluation included in the Scoping Study.

Supplemental information necessary for the understanding of the project are not included in this report but it can be found in the 2005 Feasibility Study report such as the report from SGS Lakefield on the recent metallurgical test, the listing of the claims, etc.

The Scoping Study includes both, a distinct shaft deepening project and an integrated project.

The author of this report has been involved on the project since 1997.  He was directly involved in the 2000 Pre feasibility Study and participated to the 2005 Feasibility Study.  The Study has been supported by site visits and prepared in conjunction with the mine site technical staff to validate the approach and the parameters used in this study.

Notes:

(1) “Scoping Study” – preliminary economic evaluation of indicated Mineral Resources using a financial analysis based on reasonable assumption of technical, engineering, operating and economic factors.  There is no certainly that the results of the Scoping Study will be realized.

IMPACT ON THE PRODUCTION PLAN TO MINE THE RESOURCES OF ZONE 113 UNDER 700 m LEVEL	January 2005

2.0        PROPERTY DESCRIPTION AND LOCATION

2.1

Location

The Casa Berardi property is located in the Province of Quebec, approximately 95 km north of the town of La Sarre, in the James Bay municipality (see Figure 2).  The property covers part of the Casa Berardi, Dieppe, Raymond, D’estrées and Puiseaux township.

2.2

Property description

The property extends along an east-west axis for more than 37 km and reaches 3.5 km in width.  Even though the overall property covers several thousand hectares, the area directly involved in the Project covers only a few hectares.  The East and West Mines, separated by the Principal Zone, are located along a 5 km mineralized corridor.

The main infrastructures located at the East Mine, are an ore processing plant, a building complex including stores, maintenance, mine dry as well as office facilities and finally, an underground decline and a shaft.  The West Mine infrastructure comprises surface maintenance facilities, a mine dry and a decline for underground access.  The Figure 3 shows the general site plan – existing infrastructures.

2.3

Legal titles

In February 2005, the property is composed of 294 contiguous designated claims (10 new claims in December 2004), covering a total of 14,496.6 hectares, and two (2) mining leases (BM 768 and BM 833), covering 397.09 and 84.35 hectares respectively, for a total of 14,978.04 hectares.  Other legal titles, under the name of Aurizon, include the non-exclusive lease BNE 0010752 (sand pit), the tailings lease 70,218, and an additional five (5) hectares of land contiguous to mining lease 768 for rock waste material storage.

Gescad Inc. manages the mining titles for Aurizon and produces an update on the titles once a year.

IMPACT ON THE PRODUCTION PLAN TO MINE THE RESOURCES OF ZONE 113 UNDER 700 m LEVEL	January 2005

figure 2 - Location map of Casa Berardi project

CASA BERARDI PROPERTY
WEST MINE
EAST MINE
Power line 120 Kv.
Future optical phone line
COCHRANE DISTRICT
MUNICIPALITÉ DE BAIE JAMES
ONTARIO
QUÉBEC
COLLINES
DIEPPE
COLLINES KAGWADJI
MONTS DELOGE
COLLINES FENOUILLET
Val-Paradis
Villebois
Selbaie Mine
393

SCALE
0 5,0 10 km

AURIZON

CASA BERARDI Project

FIGURE 2 : LOCATION MAP OF CASA BERARDI PROJECT

LOCA_TOPO_ANG.CDR

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figure 3 - General site plan

WEST MINE
EAST MINE
11 000 E
12 000 E
13 000 E
14 000 E
15 000 E
16 000 E
11 000 N
10 000 N
9 000 N
8 000 N
- Ramp portal
- Dry house
- Garage
New mine site
Concrete Plant
Settling pond
Compressors and ventilation house
La Sarre
Road (Casa Berardi, East-West)
- Ramp portal
- East shaft
- Mill
Planned settling pond
Process water pond
Access Road
Tailing pond
#3
#1
#2
Polishing pond
Deviation ditch
Power line 120 kV
SCALE
0
300
600 m
AURIZON
CASA BERARDI Project
FIGURE 3 : GENERAL SURFACE MAP
EAST MINE AND WEST MINE

IMPACT ON THE PRODUCTION PLAN TO MINE THE RESOURCES OF ZONE 113 UNDER 700 m LEVEL	January 2005

The property was legally surveyed by Mr Paul Descarreaux, land surveyor.

All rents, statutory works and tax payments are in good standing at the time of writing of the Report.

The appendix 1 present the report from Gescad with the listing of the mining title and a map location of those titles is included.

2.4    Permits and approval

A review of the existing state of the permits and approvals at Casa Berardi was performed by Met-Chem for the Feasibility Study process and these are all in force.

In addition to sectorial authorisations such as a permit to operate/construction on forest land and the verification with the Ministry of Natural Resources, Fauna and Parks for approval of the location of existing waste rock piles and the mill, the following approvals will have to be obtained in order to commence the production in the upper part of the West mine

  Amendment to the existing approval of the West Mine activities to indicate the new depth of the shaft and access ramp established at level 690 and the modifications to the design of the underground water settling reservoir;

  Approval for the sanitary waste septic systems;

  Notification to the Ministry of Environment that the existing installations for the Inco SO2-Air cyanide destruction process will be used;

  Amendment to the existing approval for increased capacity of the tailings pond;

  Approval for an additional 76 hectares of land contiguous to tailing lease 70218 to cover increased capacity of the tailings ponds;

  Existing abstraction notices should be revised to include any changes to the pumped volume of groundwater;

  Inspection and approval of the SO2 and elution pressure storage vessels;

  Approval for proposed water treatment system of final effluent.

In accordance with the Scoping Study, amendment to the Certificate of authorisations will be required for operation of the West mine such as the shaft deepening and access ramp.

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3.0      ACCESSIBILITY, CLIMATE, LOCAL RESOURCES, INFRASTRUCTURES AND PHYSIOGRAPHY

3.1           Accessibility

The Casa Berardi property is located 95 km north of the town of La Sarre, in the James Bay municipality in the Abitibi region of northwestern Quebec and is accessible by road from La Sarre.  A 38 km all-season gravel road off the paved road linking the village of Villebois to the Selbaie mine, provides easy access to the property.  A gravel road links the East and West Mines infrastructure.

3.2          Climate

The average yearly mean temperature for the area is slightly above the freezing point at 0.8°C.  The average temperature in July reaches 16.8°C while for January it averages -17.9°C.  According to precipitation data gathered between 1961 and 1990, the average annual precipitation is 856 mm of water.  Rain precipitation is more intense in September with an average of 113 mm.

3.3          Local resources

Qualified manpower is readily available from the La Sarre area, a municipality of 7,728 inhabitants (2001 census).  Aurizon is currently relying on experienced staff and personnel with good mining expertise at the Project site and at the administrative office located in Val-d'Or.

3.4          Infrastructures

A 55 km long, 120 kV, power line, coming from Normétal, supplies power to the site.

Surface and underground infrastructures available at the East and West Mines at the time of acquisition include among others a crushing plant, a 2200tpd processing plant, a tailings pond, maintenance facilities, administrative buildings, a hoistroom, headframe and 379m shaft (East Mine), declines (East and West), underground workings, mining equipment, etc.

All work necessary to keep the actual infrastructures in good conditions has been performed, by the actual and previous owners.  The capital expenditures recurred by the previous owners for the

IMPACT ON THE PRODUCTION PLAN TO MINE THE RESOURCES OF ZONE 113 UNDER 700 m LEVEL	January 2005

 exploration and the construction of these mines, between the years 1983 to 1997 was 161 M$.  The present day value of this amount represents 211 M$.

Since 2003, some new infrastructures have been completed by Aurizon at the West Mine:

-

Construction of the shaft collar to 42 metres;

-

Pillars and foundations for headframe, backlegs, hoist building and ore and waste bin;

-

Alimak shaft pilot raise from 550 metre level to the shaft collar;

-

Alimak vent raise from 550 to 280 (half way done).

3.5          Physiography

The topography of the Casa Berardi area is generally gentle and is mostly characterised by swamps and thick overburden coverage (up to 60 m locally).  The average elevation varies between 270 and 360 metres above sea level.  According to the map of ecological regions of Quebec, the area falls within the boreal zone and the spruce and moss domain.

4.0        HISTORY

4.1          Previous work

In 1974, Inco Gold Co. (Inco) staked the first claims of the Casa Berardi property.  Prior to that, the area had been explored for base metal and iron formation.  The discovery hole was drilled in 1981 and in 1983.  A joint venture agreement was reached between Inco and Golden Knight Resources Inc. (Golden Knight).  Subsequent work ultimately led to the opening of the East Mine in 1988 and to commercial production from the West Mine in 1990.  In 1991, TVX Gold Inc. (TVX) acquired Inco's 60 % interest in the project.

In January 1997, TVX announced the closure of the East Mine followed two months later by the closure of the West Mine.

IMPACT ON THE PRODUCTION PLAN TO MINE THE RESOURCES OF ZONE 113 UNDER 700 m LEVEL	January 2005

The Casa Berardi assets and property had been offered for sale in the fall of 1996.  In October 1997, Aurizon signed a letter of intent with TVX.  Following due diligence work, Aurizon signed a purchase agreement and completed the acquisition of all Casa Berardi assets and mining rights in September 1998.

Prior to the acquisition of the project by Aurizon, 3,769 holes were drilled on the property for a total of 463,492 metres.

4.2        Works by Aurizon

Between 1998 and 2004, Aurizon initiated important surface exploration programs with the objectives of defining more resources.  Aurizon completed 390 new holes and deepened 3 previous holes for a total of 145,169 metres.

In the West Mine area, main achievement is the discovery of the Zone 113 and 117N to 123 zones.  In the East Mine area, the program led to the discovery of the 140 and 157 zones.  In addition, the drilling has been performed along the dip extension down to 1,500 metres.

In 1999, Dessau Soprin was commissioned by Aurizon to prepare a pre Feasibility Study based on the resources of the West Mine area.  This study provides positive indications of the economic potential of the West mine.

In 2003, Aurizon initiated an underground exploration program in order to increase the confidence level of the Zone 113 by drilling from underground access at the 550 m level.  As of December 31, 2004 a total of 257 holes for 42,001 metres have been drilled.  The program (above the 700 m level) successfully delineated the mineralized sectors and the relationship between the different lenses interpreted in the earlier model.  The results of this program improve the resource of the Zone 113 to the Indicated mineral resource category.

In addition Aurizon has completed some surface construction and underground development, which could have an impact on the pre production timeline.

In 2004, Met-chem was commissioned by Aurizon to prepare a detailed Feasibility Study based on the Indicated Mineral Resources above level 700 metres in the West Mine area, in accordance with the Standards of Disclosure for Mineral Projects as defined by National Instrument 43-101.

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4.3        Historical Mineral Resources and reserves inventory

The first mineral inventory find in an internal report for the Casa Berardi Mine was in 1987.  The mineral reserve estimation then reported 11.1 million tonnes grading 6.8 g/t Au for 2.4 million ounces a gold content (all categories).  Following the collapse of the crown pillar at the East Mine, the operations were shut down in January 1997 and the East Mine was subsequently isolated from the West Mine by a hydrostatic fence.  In December 1997, the remaining mineralization of the West Mine was reclassified as Mineral Resources reported at 3.2 million tonnes grading 5.8 g/t for a content of 0.6 million ounces of gold.

The mineral resource estimates completed prior to 1998 were not audited before the standards of disclosure for minerals projects as defined by the National Instrument 43-101.

Since 2000, all the resources and reserve estimate follow N43-101 requirement and are audited by independent engineering firm.

In December 2000, Aurizon published a new statement of Mineral Resources and Mineral Reserve reporting respectively 4.5 million tonnes grading 7.7 g/t for a gold content of 1.1 million ounces and 6.9 million tonnes grading 6.8 g/t for a gold content of 1.5 million ounces.  As of December 2003, after the discovery of the 117N to 123 Zone, Mineral Resources were reported at 5.8 million tonnes grading 7.0 g/t for a gold content of 1.3 million ounces while the Mineral Reserve remained at 6.9 Mt @ 6.8 g/t containing 1.5 million ounces of gold.

In 2004, Met-Chem performed a new mineral resource and reserve estimate for the Zone 113 and Lower Inter zones.  In addition, they audited the mineral reserve and resource previous estimate for the other zones.

In January 2005, Met-Chem completed a new resource estimate on the Zone 113 below the 700 m level.  The new Mineral Resource estimate replaces the previous estimate that was based on surface drill holes.  This mineral resource has not been considered in the Feasibility Study mining plan, but is considered in the Scoping Study.

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4.4        Past production

The total combined production for the period from 1988 to 1997 was 3.50 million metric tonnes at an average grade of 7.1 g/t Au corresponding to approximately 789,500 ounces of contained gold.  The total gold recovered during operating years was 688,400 ounces for an average mill gold recovery over the mine life of 87.0%.

5.0        GEOLOGY

5.1        Geological setting

The Project is located in the Northern part of the Abitibi Subprovince, a sub-division of the Superior Province, the archean core of the Canadian Shield.  The Project area belongs to Harricana-Turgeon Belt (Lacroix 1991, 1994), which is a part of the North Volcanic Zone (Chown et al. 1989).

More specifically, the regional geology is characterized by a mixed assemblage of maficvolcanics and mostly flyshic sedimentary unit iron formations and graphitic mudrocks limited by large batholith with granodioritic to granitic composition.

Structurally, the property is enclosed in the Casa Berardi Tectonic Zone, a 15 kilometres wide corridor that can be followed over 200 kilometres.  Many significant gold or base metal deposits and past producers are present in the region.

Property geological environment is centered on the Taïbi volcano-sedimentary domain, which is limited to the north by the Recher batholith and to the south by different volcanic domains of tholeiitic affinity.

5.2        Deposit types

The Casa Berardi gold deposit can be classified as an archean sedimentary hosted lode gold deposit.  Gold mineralization is located on a continuous formational graphitic mudrock unit corresponding to the Casa Berardi Fault plane.

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5.3        Mineralization

Three types of mineralization have been identified at Casa Berardi.  They are the vein type (low sulphide quartz veins), the stockworks type (quartz veins networks with disseminated sulphides in the host rock) and the banded Iron formation (pyrite rich chert) hosted type of mineralization.  The figure 4 shows the Geological section:11375 E and the Figure 5 shows the Geological map of the 550 m level.

Zone 113 is a 20 to 70 metres wide mineralised corridor, with an east-west strike, subvertical, adjacent to the Casa Berardi Fault.  Gold mineralisation is found within narrow to large folded quartz veins and associated wall rock.  The quartz veins consist of white to gray quartz, locally brecciated and laminated, vitreous at places and contain 5 to 15% graphitic mudstone in thin bands and stringers.  The width of the zone varies from 5 m to 20 m.  Zone 113 has graphitic mudstone, graywacke, conglomerate, and mafic volcanics as wall rock.  The mineralization occurs as fracture filling and dissemination of arsenopyrite, pyrite and fine grained free gold.  Sphalerite and tetrahydrite occur in minor amounts.  Pyrrhotite, galena and chalcopyrite occur in traces.  Visible gold is common in Zone 113 Lower Part.

IMPACT ON THE PRODUCTION PLAN TO MINE THE RESOURCES OF ZONE 113 UNDER 700 m LEVEL	January 2005

Figure 4 - Geological section : 11375 E

CASA BERARDI Project
Composite Section 11375E
(113 Zone)

9900N
10100N
10300N
-500m
-700m
-900m
South Fault
North Fault
F.C.B.
344
285
343
284
330
282
340
283
341
342
257
255
251
374
387
258
WACKE + MUDROCK
GRAPHITIC MUDROCK
CONGLOMERATE
BASALT
WACKE
QUARTZ VEINE
ECONOMIC ZONE
FAULT
0
50m

SEC_11375_CAD_MOD.cdr

FIGURE 4

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figure 5 - geological map 550 m level

11100E
11200E
11300E
11400E
11500E
Lev. 550
Shaft
10200N
North Fault
Casa Berardi Fault
10100N
Lev. 550
10000N
South Fault
0 25m
WACKE + MUDROCK
GRAPHITIC MUDROCK
CONGLOMERATE
WACKE
BASALT
QUARTZ VEINE
ECONOMIC ZONE
FAULT
CASA BERARDI Project
Geology Plan, 550 Level
(113 Area)

NIV_4450_GEOL.cdr

FIGURE 5

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5.4        Drilling program and exploration

Zone 113 was drilled from underground via the 550 m level exploration drift.

Above 700 metres, the drill holes were fanned vertically and horizontally to achieve 25 x 25 metres spacing.  The program covered from sections 11075 E to 11550 E and vertically from reference elevation 4,650 down to 4,300 metres.

Below 700 metres, the drill holes were fanned vertically and horizontally to achieve 35 x 35 metres spacing.  The program was covered from sections 11225 E to 11425 E and vertically from reference elevation 4,300 down to 4,100 metres.

The program was performed between November 2003 and December 31, 2004.  A total of 257 holes for 42,001 metres of drilling have been completed.  The diamond drilling hole diameter used was NQ providing a 47.6 mm core size.

All collars of each hole were surveyed by mine surveyors.  The hole deviation were measured using reflex instruments that provide azimuth and dip at intervals of 50 metres.  In addition, dip angles were measured at intervals varying from 6 to 25 metres along the hole using Microsync or Easy Dip instruments.  All of these instruments provide accuracy well below one degree.

5.5        Sampling method and approach

Selection of samples was determined visually by Aurizon's geologists according to geology, and approximately 40% of the borehole length was typically sampled.  For the majority of the holes, the presumed mineralized section samples were split with a diamond saw.  One half was placed in bags duly identified for assaying while the other half of the core was retained in core boxes stored at the mine.  Sample lengths average 1.3 m.

Aurizon employees prepared all samples for assaying at the mine site.  Upon receipt of core boxes, core is washed, verified for accuracy and photographed.  Following that, RQD measurements are carried out for whole length of the holes.  Then a geologist described the core and recorded geological and structural data into a digital logging package.

Core samples were analysed at SGS Laboratories (SGS) of Rouyn-Noranda.  Upon arrival at the lab, samples were sorted by number and checked according to the sample shipment list.  Samples were submitted to crushing and splitting to obtain a 200-300 g sub-sample which was ground to 90% passing 200 mesh.  A 30 g sub-sample was analysed by the Fire Assay Technique and gravimetric finish.

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5.6        Quality assurance and Quality control

Quality Assurance & Quality Control was ensured by the internal QA/QC procedures at SGS and by check assays (also by Fire Assay) at Chimitec (Chemex) of Val-d'Or who also have their internal QA/QC program that consist of insertion of blank samples at a rate of 1 every 28 samples, one Certify Reference Material (CRM) at the same rate and pulp duplicates at a rate of 1 every 13 samples.  In addition, Aurizon submitted Certified Reference Material (CRM) at a rate of 1 every 25 samples and selected pulp samples for re-assay.

All results reported in g/t were sending electronically to Aurizon following by an original and signed certificate.  The accuracy of both reports is validated before to be used for other purpose.

6.0        MINERAL RESOURCE ESTIMATE (used in the Scoping Study)

In 2004, a Mineral Resources estimate and audits of the different ore zones of the Casa Berardi mine have been performed by Met-Chem, essentially based on data provided by Aurizon.

On January 20th 2005, a new Mineral Resources estimate has been completed by Met-Chem for the resources located below 700 m level.

6.1        Methodologies used for Mineral Resource calculations

Different methodologies were used for the calculation of the various zones which are part of the current resource estimates and audit.  For the zones 104,111, 109, 118, 113, NW, SW, Inter, East Mine and Principal Zones, the geological interpretations and correlation of lenses were done on 1:500 scale vertical sections, which were at 12.5, 20 or 25 m intervals.  The lenses were projected on various levels to verify their continuity and to check the interpretations.  Individual vertical longitudinal sections were produced for each lens.

IMPACT ON THE PRODUCTION PLAN TO MINE THE RESOURCES OF ZONE 113 UNDER 700 m LEVEL	January 2005

The upper part of Zone 113 has been interpreted using ten (10) geological cross-sections spaced at 25 m which cover the deposit area from 11225 E to 11425 E.  On each cross-section, 4.0 g/t Au envelopes have been drawn to delineate each of the auriferous zones.  On section, auriferous zones have not been extended more than 25 meters from drill holes extension.

Met-Chem used the sectional geological interpretation provided by Aurizon to construct the three-dimensional solid bodies representing the boundaries of the auriferous zones for Zone 113 Lower Part, using MineSight software.  A Statistical Analysis was performed on the drill data.  No Variogram analysis has been performed to verify the continuity of the mineralization.  The grade interpolation was performed using inverse distance

The Mineral Resources were classified based on the density of drill hole data and the continuity of the geometry of the auriferous zones.  Resources have been classified according to the "Canadian Institute of Mining, Metallurgy and Petroleum Standards on Mineral Resources and Mineral Reserve Definition Guidelines".

6.2        Data verification

The current resources estimation is based on data provided by Aurizon, which includes data obtained during the various drilling programs performed since the initial discovery in 1981.  The database is in the format of Access files, and includes survey, assay, and lithological data.  These files have been created by amalgamating files from various sources (Aurizon, Inco, and TVX).

This data included drill hole database, and geological interpretation prepared by Aurizon geologists incorporating information generated by them, but also information generated by Inco and Mines Casa Berardi (TVX).

In 1999, Lise Chénard from Deseau Soprin inc had completed a audit on the data and the Mineral Resources estimate of November 1999.  She considers the accuracy of the data was reliable.

IMPACT ON THE PRODUCTION PLAN TO MINE THE RESOURCES OF ZONE 113 UNDER 700 m LEVEL	January 2005

Although, Met-Chem did not verify in detail the full correctness of the information provided for this assessment, it is Met-Chem's opinion that the data used for this estimation is valid and representative of the geological context.

6.3        Parameters used

In order to minimize the impact of very high-grade intercepts on the resources estimate, grade capping has to be implemented to reduce the possibility of overestimation of the deposit.  For that aspect, each zone that is part of the present estimate, has been treated differently with a statistical analysis and has received a different value in term of high value cut-off.

The table 1 show the parameters used for each zone.

The high value cut-off for the Zone 113 below 700 m level is 115 g/t Au.  The specific gravity is 2.70t/m3.

In total, thirty-seven (37) holes have been used to define Zone 113 Lower Part, and were drilled from an underground exploration drift on the 550 m level.

About 1.8% of the samples used in the interpolation had a value greater than 115 g/t Au.  By using this value for capping the high intercepts of Zone 113 Lower Part, the overall grade was decreased by 13.4% which should reduce the metal content for this zone by a similar way percentage.

6.4        Resource Summary (used in the Scoping Study)

A summary of the Mineral Resources estimate for the various zones is presented in Table 2.

IMPACT ON THE PRODUCTION PLAN TO MINE THE RESOURCES OF ZONE 113 UNDER 700 m LEVEL	January 2005

Table 1 - Parameters used for each zone

IMPACT ON THE PRODUCTION PLAN TO MINE THE RESOURCES OF ZONE 113 UNDER 700 m LEVEL	January 2005

Table 2 - Mineral Resources Summary  - January 2005

RESOURCES SUMMARY - January 2005

(Before the reserve calculation)

	UNDILUTED RESOURCES 2005					
	Indicated Mineral Resource			Inferred Mineral Resource		
	Tonnes	Grade gr/t	Ounces	Tonnes	Grade gr/t	Ounces
West mine						
113 Upper part	1 953 530	7.68	482 361			
113 Lower part	838 000	13.68	368 612	2 450	16.8	1 323
Lower Inter	1 275 074	7.71	316 068	39 906	6.34	8 134
111	306 977	5.90	58 230			
Nord Ouest	256 046	5.56	45 770			
South West zone	681 672	4.85	106 224	-		-
-S-O (07-1)	*67 430*	*4.02*	*8 715*			
-S-O (07-2)	*338 185*	*5.04*	*54 799*			
-S-O (07-3)	*66 743*	*5.94*	*12 746*			
-S-O (06-2)	*28 220*	*4.34*	*3 938*			
-S-O (06-3)	*181 094*	*4.47*	*26 026*			
Inter	123 878	4.43	17 644			
104				115 135	6.62	24 505
109				124 739	9.11	36 535
117-123 zone				1 703 500	6.10	334 090
Principale zone (in crown Pillar)	339 139	5.51	60 077	1 646 536	6.43	340 379
Principale zone (below crown Pillar)	315 666	7.01	71 144	1 315 964	6.5	274 996
Total West	6 089 982	7.79	1 526 131	4 948 230	6.41	1 019 962
East zone						
North -south Crown pillar	516 485	4.85	80 545			
East (-500M)				192 790	10.10	62 610
Cherty				225 448	6.80	49 294
160				242 804	5.40	42 159
Total East	516 485	4.85	80 545	661 042	7.25	154 063
Grand Total	6 606 467	7.56	1 606 676	5 609 272	6.51	1 174 026

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7.0        MINERAL RESERVE ESTIMATE

On January 19th 2005, the Mineral Reserve estimation of the West Mine area (performed by Met-Chem) was made on the available Mineral Resources located above 700 m level, which had the best potential for economic exploitation considering their tonnage, grade, and proximity to existing underground workings.

The recently defined Zone 113 is the major component of the reserves, followed by Lower Inter Zone located some 500 m west of Zone 113.  These are complemented by zones with lesser tonnage and grade, namely Zone 111, and the NW and SW Zones.

7.1        Methodologies used for Mineral Reserve calculations

The reserve calculations for Zone 113, Lower Inter Zone were done on the basis of their respective 3D Block models.

The Mineral Reserve classification is based on the transfer of measured resources category to proven reserves category and of indicated resources to probable reserve.  Inferred resources are not used in the reserve estimation.

Mineral Resources of the highest confidence are classified as indicated category.  Therefore, only the economically mineable part of this category of resources were converted to reserves and classified in the probable reserves category as dictated by NI-43-101 and CIM Standards on Mineral Resources and Reserves Definitions and Guidelines.

The Mineral Reserve for Zone 113 and the Lower Inter Zone were calculated for tonnage inside stope outlines designed by Met-Chem and reviewed by Aurizon.  Tonnage and grades were derived from the 3D Block models constructed for each zone.  For Zone 111, and the NW and SW Zones, existing mineral resource and reserve estimates were audited by Met-Chem and used for calculations.  For the East Mine crown pillar, were calculated for tonnage inside open pit outlines designed by Geostat and the tonnage and grades were derived from the 3D blocks model.

The Mineral Resources considered were of the measured and indicated category only.  The total Mineral Resources considered for transfer into Mineral Reserve

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total 4,473,300 tonnes at 7.01 g/t Au grade

The cut-off grade 4.0 g/t Au used for the calculation of the Mineral Reserve was determined using the following assumptions:

  Gold price:               $500 Can/oz;

  Mill Recovery:           92% (expected);

  Operating costs:       $40/t (estimated costs);

  Mining dilution:         15% (estimated).

Dilution was incorporated in the Mineral Reserve calculations based on the expected limitations of the selected mining methods to follow precisely the orebody contours (stope placement and geometry) and to internal waste inside the orebody (resources below the cut-off grade) that cannot be selectively left in place when mining.

Stope dilution was calculated with the actual grade of the waste blocks (external waste outside of the ore body or internal waste below cut-off resources or inferred resources) calculated during the 3D Block model grade interpolations.

For the upper part of Zone 113, the external stope dilution (waste outside of orebody limits) was calculated at 25% with a grade of 1.0 g/t Au and an internal stope dilution of 9% with a grade of 3.3 g/t Au.  Overall stope dilution for Zone 113 is 35% with a grade of 1.56 g/t Au.

For the Lower Inter Zone, the overall stope dilution was calculated from the block model at 19% with a grade of 1.22 g/t Au.

For Zone 111, and the NW and SW Zones, the stope dilution (internal and external) was assessed by Aurizon at 20% with an average grade of 0.86 g/t Au and also used for reserve calculations.

For the purpose of the Scoping Study, 80% of the indicated mineral resources below level 700 metre have been included in the mining plan based on the resource to reserve conversion ratio experienced on the upper level of Zone 113.

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7.2        Resource summary (used in the Scoping Study)

As of January 19th 2005, the Mineral Reserves at 4.9 Mt @ 6.0 g/t containing 0.95 million ounces of gold, the Indicated Mineral Resources were reported at 2.8 million tonnes grading 8.0 g/t for a content of 0.71 million ounces of gold and Inferred Mineral Resources were reported at 5.6 million tonnes grading 6.5 g/t for a content of 1.17 million ounces of gold as shows in table 3.

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Table 3 - Mineral Reserve and Resources Summary - January 2005

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8.0        MINING APPROACH

The underground mine at Casa Berardi operated from 1988 to 1997.  The mineral deposit covered a distance of more than 5.0 km and was developed in two sectors, the West and East Mines.  The West Mine was developed as a trackless operation with all material transported to surface through the West Mine ramp system.  At the East Mine, the operation was also a trackless (ramp) operation.

The new operation needs to be supported by efficiently mining infrastructures including a shaft for ore extraction and service and well located related infrastructure.  Moreover, it needs to be supported by a taking consideration of integrated mining plan to the reserve and resources actually delimited, the rock mechanics constraint in order to control the ground conditions.

Furthermore, as a result of the information obtained from the rock mechanics study, it has been decided that all the permanent opening and development will be located on the Northern side of the Casa Berardi fault where the rock is more massive.

8.1        Access to the deep Indicated Mineral Resources of the Zone 113

Two scenarios could be used to develop and mine the Indicated resources located in the Zone 113, below level 700 metres.

-

Deepening the future shaft down to 1010 m, and simultaneously extending the ramp down to the last level of production (910 m level).  Future production will need a second hoist for service and sinking which will require some modification to the existing related surface infrastructure.

-

Only extending the ramp down to the last level of production.

Shaft deepening

Deepening the shaft will be more expensive but offer more flexibility and lower operating cost for future reserves located within an area of 1.5 kilometre of the proposed infrastructures.

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Ramp extension

A ramp extension is the cheapest way to develop this part of the Zone 113, but the operating cost will be higher (truck versus skip).  Also, it limited the tonnage is possible to truck in the ramp.   Moreover, it is more expensive to develop another zone far from the shaft with only the access by this ramp ..

As the Zone 113 remain open along the dip extension and in accordance with the level of the known Inferred Mineral Resources, the scenario of a shaft deepening has been retained for the Scoping Study.  The detailed engineering of the proposed shaft has been designed to provide facilities for a future shaft deepening.

8.2        Rock mechanics

The rock mechanic study performed on the underground rock mass contributes to the design and the development of the mining approach and to the creation a safe mining operation.  The on-site data collection was performed by Aurizon, with supplementary data provides from the historical database fro Casa Berardi Mine.

The data collection consisted of line mapping of structural data, estimates of RQD and rock mass classification.

Two different methods of rock mass classification are used to evaluate the rock mass conditions including the mineralised zone, the surrounding rock mass and the major structural faults.  The ground conditions in Zone 113 and Lower Inter Zone are described as "Good" using the CSIR/RMR rock mass classification, and as "Fair" using the NGI/Q system.

Historically, the majority of the ground problems at Casa Berardi Mine have been associated with mining against the Casa Berardi fault, particularly at the East Mine and delays in backfilling the mined out stopes.  The mining method proposed by Aurizon, Met-Chem and Wardrop incorporates measures to address any concern regarding safety and stability of the opening.

The stope dimensions are analysed with Mathews/Potvin stability analysis to obtain the ultimate longhole stope design.  This method evaluates the stability of open stopes through a number of factors such as: the rock mass competence; mining induced stress; the effect of gravity; the dimension and geometry of openings and

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 orientation of prominent geological structures.  Results of the stability analysis indicate that a longhole stope dimension of 20 meter high, 15 meter wide and 10 meter long is the optimum dimension in an 80° dipping orebody for Zone 113 and Lower Inter Zone.

The stopes are designed with those dimensions and stabilized with normal ground support.  The mining sequence includes a backfill program of all mined out stope shortly after the mucking is complete, which is very important to maintain good stability of the underground workings.  A regular backfill program will follow closely the stope production sequence in order to prevent stability problems.

Cable bolting and shotcrete ground control measures will be applied at Casa Berardi to ensure a continuous and a safe production cycle by limiting dilution and overbreak in the vicinity of the main fault zones.

For the Scoping Study, as the ground conditions do not change significantly between the surface to 570 m level (limit of underground access), it has been assumed that the rock condition between 700 m to 910 m level will be the same as the condition in the upper part of the West mine.  Therefore, it has been proposed to use the same mining approach as in the Feasibility study.

8.3        Production criteria

Mining method

In accordance with the width of the zone, a variety of the long hole mining methods have been selected for Casa Berardi:  Sequential transversal and Longitudinal long hole stoping will used where the zone is wider than 10 metres.  Longitudinal long hole retreat will be used where the width of the zone is less 10 metres.  These two methods were selected for their flexibility and relative low costs in light of the varying geometry and mining constraints of each production zone: mineralized widths from 2 to 50 m and proximity to major faults.  For both methods, cemented rock fill will be placed immediately after a stope is mined out to ensure stable ground for surrounding excavations and limited dilution.

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Drilling is done top-down with top hammer production drill and mucking with LHDs.

-

Transverse method (vein 10 m wide or more) :  development requirements for this method include a transverse bottom drawpoint from the hauling drift and a transverse top drawpoint/drilling drift where a slot raise is drilled, then blasted to provide the initial stope opening.  Once the stope is drilled out, blasted and mined out, the cavity is tight filled with cemented rockfill before any adjacent stope can be mined.

-

Longitudinal method (vein less 10 m wide) :  In this method, mining can be started at any end of a selected area then retreated, 15 m wide panels at a time.  Once a 15 m long panel is mined out, it is tight filled with cemented rockfill before the next panel can be mined.

Backfill

The cemented rockfill will be used in primary stopes for the sequential transversal long hole method.  Unconsolidated rockfill will be used in secondary stopes and with the longitudinal retreat.  The rockfill material is the waste generated from the development sent back to underground by trucks.  The cement slurry is added underground to the truck from the receiving tank before dumping into the empty stopes.  The backfill cycle will follow closely the mining sequence to ensure good ground stability.

Dilution

The dilution in the upper part of the Zone 113 is higher at 35% due the inclusion of low-grade ore below the 4.0 g/t cut-off grade mined between stopes to assure continuity in the mining sequence.

As the planning of the Scoping Study has been done without mine design software, the dilution used for the simulation of the Lower part of the Zone 113 is 20% at 0.0 g/t.  This dilution factor is a convention frequently use in the mining industry for this kind of study where no historical factors are available.

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Design Criteria

The following main design criteria were used for the underground mine:

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Ore and waste density of 2.77 t/m3 for the zones Lower Inter, NW, SW,  111 and Zone 113 Lower part;

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Ore and waste density of 2.70 t/m3 for Zone 113 upper part;

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Cut-off grade of 4.0 g/t Au;

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Maximum production rate of 2400 tpd ore;

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Production schedule: 2-12 hours/shift, 7 days/week, 50 weeks per year;

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Development schedule: 2-10 hours/shift, 7 days/week, 50 weeks per year;

-

Level / Sub-level spacing: 20 metres;

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Ramp access to the Lower Inter, NW, SW and 111;

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Ramp and shaft access to zone 113;

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Standard stope dimensions : 20 m high, 15 m wide and 10 m length;

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Shaft dimensions: circular – 5.50 m diameter;

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Ramp dimensions: 4.8 m wide x 4.0 m high;

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Haulage drift dimensions: 4.0 m wide x 3.8 m high;

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Ore/Waste pass dimensions: circular – 2.60 m diameter;

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Ventilation raise dimensions: circular – 3.35 m diameter.

8.4        Production plan

The daily mine production output is calculated at 2400 tonnes per day, on a 7 days per week schedule and 345 operating days per year.  The annual mine production is 828,000 metric tonnes.

For each zone, the production will start on the bottom level of the zone, considering the mining & rockfill sequence and the rock mechanic constraints, through the top, in order to mine it more completely without pillar left in place.

As the feasibility Study has been completed before the resources calculation below the 700 m level, the production planning of the Zone 113 has been completed from this level through the top of the zone.  A sill pillar has to be left in place below this level, but it will be recoverable when the production reaches that level and the production mining cycle from the bottom part is completed.

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According to the Scoping Study, when the Lower part of Zone 113 will come into production in June 2008, it will provide, on the daily basis, 24% of the production tonnage and 76% will come from the other zones in the upper part of the mine.  This production will be available as soon the pre production works will be completed (shaft deepening, related infrastructures and stopes development).

The production still begins as forecast in the Feasibility Study then the upper part of the Zone 113, the NW zone and followed by the Lower Inter Zone.  As the production from the SW, 111 is planned respectively in the 3rd and 4th year of production, these Zones and part of the Lower Inter will be delayed in the sequence as soon the production from the bottom part of the Zone 113 is available.

In order to support a constant mill feed grade, 24% of the production tonnage of the high grade zone below level 700 metre will be blend with 76% of the zones located in the upper part of the mine.  The average grade estimated in the Scoping Study will increase form 6.2 g/t Au to 7.0 g/t Au.

9.0        SHAFT DEEPENING PROJECT DESCRIPTION

9.1        Surface infrastructures

The following surface infrastructures are already included in the Feasibility Study and will be constructed in the pre production period (18 months):

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New hoist room;

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Production hoist with double drum and 65,000 lb rope pull capacity for a capacity of 300 tons per hour (with wood guide).  It will be used for the shaft sinking at a depth of 810 m level;

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Headframe for the production hoist;

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Installation of two air compressors;

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A new 4 km 25 kV power line between the main sub-station and the West Mine to supply the production hoist;

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One 120 / 25 kV 20 MVA transformer for the main sub-station;

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-

25 kV/ 425 volt transformer to supply production hoist motors;

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Septic installation;

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Cement plant for the rock fill system;

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Settling pond to complete the underground water system;

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Tailing pond extension (new cell);

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New pump house for fire protection.

For the purpose of the Scoping Study, a new hoist is necessary in order undertake the shaft deepening without production shutdown and without interference with the production schedule.  For this new hoist, the following purchase and surface infrastructures need to be added to the initial infrastructure and will be prepared for construction three months after the production start up of the first phase:

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25 kV/ 425 volt transformer to supply service hoist motors;

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Purchase and install a new hoist for service and sinking works;

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Hoistroom extension (concrete and building extension for the new hoist);

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Purchase the sheave wheel, cage and cable.

9.2        Underground infrastructures

The following underground infrastructures are already included in the Feasibility Study and will be constructed in the pre production period (18 months) :

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Sinking the shaft from surface to 810 m level;

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Ventilation system improve to vent up to 700 m level;

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Ore and waste pass system with loading facilities directly connect to the shaft below 700 m level;

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Dewatering and pumping system (Geho pump) on the 720 m level;

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Electrical distribution;

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Cement backfill distribution;

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Communication network;

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Blasting system;

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Safety refuges;

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-

General services to the operation;

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Lateral development on production levels includes haulage drifts, drawpoints and the stope preparation.

For the purpose of the Scoping Study, the following underground infrastructures need to be added or extended and will be prepared for construction three months after the production start up of the first phase:

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Sinking extension of the shaft from 810 m to 1010 m level;

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Extension of ventilation system improve to vent up to 910 m level;

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Ore and waste pass system with loading facilities directly connect to the shaft between 710 m and 940 m level;

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Dewatering and pumping system (Jet pump) on the 940 m level;

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Electrical distribution;

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Cement backfill distribution;

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Communication network;

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Blasting system;

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Safety refuges;

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General services to the operation;

-

Lateral development on production levels includes haulage drifts, drawpoints and the stope preparation.

As the major fixed dewatering water system is already planned in the Feasibility Study with the Geho pump install to the 720 m level, a small system (Jet Pump) has been planned to pump the clean water from the 930 m level through the sump at 720 m level in order to connect to the fixed dewatering system.

9.2.1        Shaft deepening

As in Feasibility Study, the configuration for the shaft has been plan need for subsequent deepening, no major modification additions are required.  This configuration includes two compartments in which a skip/cage and a skip of 12 tonnes capacity will handle the personnel, the ore and waste and light material.  A third compartment is available for a cage dedicated to personnel transportation when the second hoist is installed for the shaft deepening purpose.

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When the first phase of the shaft sinking will be completed down to 810 metres, the Galloway platform for the sinking will not be dismantled and will be kept in place.

The future shaft will be sunk down to 810 metres.  In order to secure the shaft deepening below 810 m level, a bulk head will then be built below the loading and spill pocket (around 760 metres).

As the shaft deepening will start during the initial production period, the service compartment will be used to execute the sinking.  The wood guide in the cage/skip compartment will be removed and replaced by steel guides in order to increase the speed of the skips and to keep the skipping capacity at 300 tons per hour of material loaded at the 930 metre level.  The wood guides will be installed in the service compartment.

The shaft deepening will be performed from the 810 to 1,010 metres.  The last production level will be fixed at 910 metres.  Two stations will be cut, the first one at 910 m level and the second at 940 m level to put in place the automatic loading system with the conveyor and the dewatering pump system.

The production rate of the conventional sinking mode has been used for the shaft deepening.

No additional cost has been budgeted for future shaft deepening below 1010 m level.

9.2.2        Related Infrastructures

For deepening the shaft, all the related infrastructures already planned in the Feasibility Study for the upper part of the mine will be the same, but those one need to be extend to deserve the extended part of the mine.

The ventilation network system will be extended from the 700 m to 910 m level.  The first one will be driven at the same time the ramp is extended from 700 m to 910 m level to provide the fresh air to the

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 ramp crew.  The second one will be cut at the west end of the orebody from 910 m to 710 m level in order to complete the ventilation circuit.

The ore and waste pass system will be developed to collect the ore and waste from the levels between 910 m to 710 m level on level 910 metre in Zone 113.  This level will be equipped with grizzlies and the ore grizzly will be equipped with a hydraulic hammer to break oversize blocks.  The ore and waste will fill a bin located between levels 940 m and 910 m.  The bin will discharge onto a conveyor belt that will feed the loading pocket on level 940 metre.  The ore or waste will then be hoisted to surface by the hoisting system.

The cement distribution system will be extended from 670 to 890 m level to send cement slurry for the rock fill of the empty stopes.

The electrical underground network, the other mine services such as communication system, blasting system, industrial water distribution will be extended.

9.2.3        Lateral development

A service ramp will connect all the future levels.  The ramp will then be extended from the 690 m to 910 m level.  The first level of production is set at the 910 metre level.  All the lateral development will then be completed on the 910, 890 and 870 m level and these costs included in the capital cost for the development.

The development for the other levels between the 850 m to 710 m level will be done in the production phase and will be included in the operating cost.

9.2.4        Underground mobile equipments

It has been assumed that the underground development will be performed by a mining contractor who will provide its own equipment.  Aurizon will only provide equipment for additional ground control in specific development areas.  The underground equipment fleet requirements for the underground operation are divided into development and production.

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Ore production will be assumed by Aurizon and therefore will require certain underground mobile equipment.  It has been assumed that the new production equipment operated by Aurizon will be leased from suppliers and therefore, no capital investment has been planned for major mining equipment.  Some existing equipment owned by Aurizon will be refurbished and added to the production fleet.

10.0        MINERAL PROCESSING AND METALLURGICAL TESTING

The Casa Berardi Mill was built and began operation in 1988 with a nominal capacity of 1 800 tpd.  The ore was processed using a conventional carbon in leach circuit.  The Feasibility Study (Met-Chem 2005) proposes increasing the mill capacity at 2 600 tpd.

10.1        Previous and Recent test work

In 1999, Testwork was performed by SGS Lakefield Research Limited (SGS Lakefield), McGill University (McGill), and LTM Laboratory Inc.  The addition of a gravity circuit to the mill process was proposed which should increase significantly the recovery of gold.  Due to favourable grinding requirement, the mill capacity could also be increased to 2800 tpd without major modifications.

In 2004, Met-Chem recommended to Aurizon that a new test program be carried out to more accurately characterise the metallurgical performance of the new resource, and also to have the test work conform to the metallurgical test criteria of National Instrument 43-101.  SGS Lakefield was retained by Aurizon to carry out the additional metallurgical test work program designed to fulfil the requirements of the Feasibility Study.

Geologists from Aurizon and Met-Chem identified three different types of ore present in the ore body.  The first type, named "Lower Inter" corresponds to a specific zone that is accessible with the ramp.  The second type, designated as "Quartz" is representative of the majority of Zone 113.  The third type was designated as "Sediments" and represents a smaller proportion of Zone 113.

The test work mainly focused on grinding, gravity concentration and CIL testing, ore characterisation, cyanide destruction and settling rate tests were also performed.  Most of the test work was performed at SGS Lakefield.  The gravity recoverable gold (GRG) characterisation and circuit simulations were performed at the gravity recovery testing facility at McGill.

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The grindability testing was supervised by A.R. MacPherson Consultants (AMRC) and the objective was to determine the circuit performance, gain understanding of ore variability and to identify the impact of processing the different ore types in the grinding circuit.   Results of the tests were compared to SGS Lakefield databases.  Results indicate that the target production of 2400 tpd can be achieved with a proper blend of ore from Zone 113 (Quartz) and Lower Inter Zone.

GRG testing gives an indication of the maximum recovery that is possible to achieve with gravity concentration equipment.  Results obtained indicate that the Quartz and Lower Inter samples are similar in GRG content at 79-80%.  The GRG size distribution of the Lower Inter was slightly coarser than the Quartz sample (GRG80 of 140 microns compared to 118 microns).  The Sediments samples had the lowest GRG content (43.5%) and the GRG80 is finer than the two other samples.

The results of the gravity tests are similar to the GRG tests in terms of effect of ore type on the recoveries.  The recovery for the Quartz and Lower Inter samples was similar.  The gravity recovery increases with head grade, particularly for Quartz and Lower Inter.

The Quartz and Lower Inter gravity concentrates intensive cyanidation results in over 98% gold extraction and 93% for the Sediments.  These results indicate that all three concentrates tested responded well to intensive cyanidation.  This corresponds to a much better efficiency than a gravity table and if implemented, will translate into a higher overall recovery.

Cyanidation tests investigated the effects of activated carbon, residence time, grind size and ore grade for the three ore types.  The results of the activated carbon tests have shown that the Lower Inter and Sediments samples are moderately preg-robbing while the Quartz ore is less.  This translates into gold loses of 5.7% (Lower Inter), 10.5% (Sediments) and 3.3% (Quartz) when the ore is leached without activated carbon.

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The effect of residence time between 24 and 36 hours was relatively small as the test results showed a reduction of 0.05 g/t Au in Quartz residue, 0.03 g/t Au in Lower Inter, and 0.10 g/t Au in Sediments residue.

The effects of grind size on consumption of cyanide and lime addition indicate that both increase with finer grinds.  The effect is more pronounced for the cyanide.  This is due to a larger surface area available for reaction.

The effects of grind size on the gold content in the residue indicate that it increases with coarser grind sizes.  However, the gold residue variations are relatively small compared to the associated production variation due to change in grind size.

Cyanide destruction test work results reveal that Quartz, Lower Inter and Sediments composite samples responded well to cyanide destruction using Inco's SO2/Air process.

As the lower part of the zone 113 is located along the dip extension of the upper part, no additional testworks have been performed for the orezone below level 700 metres.

The initial design criteria were established to process 2600 tpd.  The nominal capacity is 896,000 tonnes with 94.5% operating time.  It is currently planned to operate at 2400 tpd.

10.2        Micrographic study

In 1999, Aurizon retained Modèlaur enr. to perform two micrographic studies on the gold zones.  The objectives were to better understand the gold distribution and to determine if significant differences exist between the zones in order to explain the recovery variations.

The study observed the habit of 1,800 gold grains.  In a first report entitled “Projet d’étude micrographique – Nouvelles zones aurifères de la mine Casa Berardi” February-March 1999, Modèlaur enr. noted that 70% of the observed gold grains in samples from Zone 113 are found between the gangue minerals, that 20% of the gold grains are found between arsenopyrite grains and that less than 10% are found as inclusions in arsenopyrite.  It was also noted that Lower Inter and 109 zones, which were part of the study, share similar quartz texture particularities and the same gold distribution as Zone 113.

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A second report “Projet d’étude minéragraphique – Distribution de l’or dans les zones minéralisées du gisement Casa Berardi” April-June 1999 was aiming at the observation of the mineable zones at the East Mine and West Mine and to verify if in situ gold could explain the lower historical recovery rates.  The study divided the mineralized zones in two distinct groups:

-

More than 75% of the gold is found as isolated inclusions in pyrite and arsenopyrite at the East Mine and in the South-West zone ;

-

Only 0 to 11% of the gold is found as inclusions in sulphides while the rest is found between gangue and sulphide minerals for zones 111 and Zone 113 and North-West and Lower Inter zones.

Since the recent metallurgical tests were mainly conducted on ore from the second group corresponding to the current resources, Modèlaur enr. observations support the difference between recent recovery results versus historical recovery.

A study is currently in progress for the quartz and sediment gold bearing orezone located below 700 metres, in order to confirm the previous conclusion.

10.3        Ore processing

In accordance with the results from the recent metallurgical tests and with the last Feasibility Study (January 2005), Met-Chem provided the information on the steps necessary to upgrade the mill in order to achieve production and gold recovery objectives with the new West Mine ore blends.

The process is basically the same as before, but was adapted to a new feed rate and to maximise the gold recovery.  Part of the flowsheet design was to ensure that the existing major equipment, such as the crusher and the grinding mills, could process the ore at a capacity of 2600 tpd.  To restart these plants, some rehabilitation and modifications are required.  However, as a general comment, since the operation was stopped the major equipment and facilities have been maintained in good order.

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To increase the daily tonnage from 1800 tpd to 2400 tpd or to the new design level of 2600 tpd, some modifications to the different sections of the circuit and some additional equipment is required.  An increase of throughput to 2400 tpd or more means an increase of approximately 30%.  This has an important impact on the grinding circuit, on pumping systems, and on pulp residence time in tanks.  The circuit will be modified to achieve an appropriate gold liberation and to put emphasis on gravity concentration in order to achieve optimal recovery.

The following are the main additions and modification that will be required:

  In the SAG mill circuit, a new screen will replace the existing screw classifier;

  The primary cyclones and secondary cyclones will be changed to adapt to the new throughput rate and classification requirement;

  Two (2) new vibrating screens will be added ahead of the two Knelson concentrators;

  One new Knelson concentrator will be added and the existing one will be rebuilt;

  One additional pump box and two pumps will be installed.  All existing pumps in the grinding circuit have to be changed to support the tonnage increase;

  An intensive cyanidation reactor will replace the Gemini table that was treating the gravity concentrate;

  The tailings pump box and pumping system will be redesigned completely because of the new operating tonnage and the new distance to the tailing pond (5.0 km);

  The cyanide handling and dosing system will be replaced.

All these rehabilitation work and modifications costs are already included in the start up budget of the Feasibility Study.  For propose of the Scoping Study, no additional cost and expense is necessary.

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10.4        Recovery rate

In the Feasibility Study, the gold recovery was calculated based on the model derived from the test work results.  It is considered that the ore coming from 45.1% from the Zone 113 and 54.9% from the other zones.  The Lower Inter Zone (33.5%), SW Zone (7.8%), NW Zone (4.9%), Zone 111 (6.7%) and from the Low Grade Stockpile (2.0%) have similar mineralogical proportions.  For this reason it is considered that they will give similar metallurgical results as for Lower Inter.  The average recovery factor use in the Feasibility Study is 93.05%.

According to the geologists involved in the follow up of the diamond drilling program on the Zone 113, and their megascopic observations of the core from the Zone 113 upper and lower part, the mineralogy of the vein is exactly the same in the both parts (meanly quartz vein with a little disseminated of arsénopyrite).

Gravity recovery increases with head grade, particularly for Quartz (Zone 113) and Lower Inter.  The undiluted grade for the Zone 113 Lower part is 13.7 g/t Au compare as the Zone 113 upper part with 7.7 g/t Au.

As the geological context is similar and as the grade is higher the average recovery estimated by the Feasibility will be used for the Lower portion of the zone 113.

11.0        TAILING DISPOSAL AND ENVIRONMENTAL CONSIDERATIONS

11.1        Tailing disposal

Until the termination of the Casa Berardi operations in 1997, tailings were discharged from the concentrator process plant to the tailings pond located south of the East Mine, some 2 km southeast of the concentrator plant.  The existing tailings pond is composed of three cells (#1, #2 and #3), a polishing pond and a process water pond.  The water from the polishing pond flows into the Process Water Pond where it is either reclaimed as process water or released to the environment.

IMPACT ON THE PRODUCTION PLAN TO MINE THE RESOURCES OF ZONE 113 UNDER 700 m LEVEL	January 2005

For the Feasibility Study, the services Journeaux, Bédard & assoc. inc. (JBA), experts in tailings disposal, were retained by Met-Chem to address the issue of tailings disposal.  They were to identify the most favourable option for tailings disposal from the studies that were previously produced, and from any other alternative that might be considered.  Design parameters correspond to a production rate of 2400 tpd with 100% of tailings going to the storage area

According to recent calculations by Journeaux, Bédard & assoc. inc. (JBA), additional tailings lifts on the existing cells would allow for an additional total capacity of 1.45 Mm3.

Tailings storage requirements are based on approximately 5.1 Mt of mill tailings and a 25% additional capacity for a total of 6.4 Mt of mill tailings.  Therefore, 5.3 Mm3 of storage space is required in the tailings impoundment for the solids based on an average deposited dry density of 1.2 t/m3.

Additional geotechnical and survey information will be required for the detailed engineering phase of the Project.

The new #4 cell proposed by JBA has the capacity to store more tonnage than planned in the Feasibility Study.  But, in order to be sure to covert all the cost related to tailing disposal and environment, for the purpose of this Scoping Study, 2 $/metric tonnes milled has been included in the capital expense.

11.2        Environmental considerations

11.2.1        Permits

Authorization certificates were issued to Aurizon in 2001 for the capacity increase of both the West Mine and the process plant.  The modifications that have since been made to the Project were verified in order to determine if these changes warrant modifications to existing environmental approvals or the issuance of new ones.  The following environmental approvals will be required for implementation of the Project in order to be in accordance with the new Feasibility Study.

   Amendment to the existing approval of the West Mine activities to indicate the new depth of the ramp established at level 690 metre and the modifications to the design of the underground water settling reservoir;

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  Amendment to the existing approval for the increased capacity of the tailings ponds;

  Approval for the sanitary wastewater treatment systems;

  Approval for an additional 76 hectares of land contiguous to tailing lease 70218 to cover increased capacity of the tailings ponds;

  Approval for proposed water treatment system of final effluent;

  Notification to the Ministry of Environment that the existing installations for the Inco SO2- Air cyanide destruction process will be used.

Because, in this Scoping Study, it is planned to deepening the shaft, it is recommended to take in consideration the planning of both studies and submit only one modification request.

11.2.2        Effluent Control

All underground water will be pumped to the surface where an iron sulphate treatment will allow arsenic precipitation.  The underground water will then be directed to new underground water settling reservoir located at the East Mine site where its overflow will fall within the process water pond.

Only one effluent will exist for the entire mine site.  The process water pond will collect the decant water (liquid fraction) from the tailings pond's polishing pond and water will be discharged to the environment as required once acceptable physical parameters are achieved.  The existing iron sulphate treatment system, located on the polishing pond, will continue to allow arsenic precipitation.  The spillway of the future Cell #4 will be directed to the polishing pond.

A series of environmental testing on the residues generated from the metallurgical test work was performed by SGS Lakefield.  Those one was not sufficient to well characterised the effluent, a further testing will be required in order to confirm the toxicity or non toxicity of the effluent and to determine which water quality parameter has an influence on the toxicity.  Provisions have been made for the implementation in 2008 of a Rotating Biological Contactor treatment system recognised as a method of treatment to eliminate cyanides, metals and ammonia.

IMPACT ON THE PRODUCTION PLAN TO MINE THE RESOURCES OF ZONE 113 UNDER 700 m LEVEL	January 2005

Another series of environmental activities will have to be conducted at the beginning of the production.  The industrial wastewater reduction certificate and the environment effect monitoring study are required by the Metal Mining Effluent Federal regulation, which should be conducted as soon as 25% of the rated production is reached.

11.2.3        Site rehabilitation

The restoration plan for the Project East and West sites was approved by the Ministry of Natural Resources (MRN) on May 8th, 2000 and cost details were updated to reflect modifications proposed in the Feasibility Study Report.

No additional costs will be necessary for the restoration, because, the new # 4 cell propose in the Feasibility Study is large enough to store all the tailing generated by this production including the one from the Scoping Study.

In accordance to the mining act the restoration plan have to be updated five years after the first approval.   The Feasibility Study will be submitted to the MRN before May 2005, in order to obtain the new approval on the up dated restoration costs.

12.0        PROJECT MASTER SCHEDULE

The Project Master Schedule for the Feasibility Study has been prepared for the pre production phase of the project.  This phase anticipates the completion of the shaft, surface construction and underground facilities, required underground development, the underground infrastructure, ore processing mill and mine site infrastructure.  Based on this schedule, it is anticipated that the overall project duration for the pre-production phase will be eighteen months.

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The Project Master Schedule for the Scoping Study has been prepared for the pre production phase of the deepening shaft phase.  This project includes the deepening shaft work, the construction of the surface and underground facilities & infrastructures and required underground development.  Based on this schedule, it is anticipated that the overall project duration for the pre production phase will be twenty one months.

As the shaft deepening schedule can not interfere with the Feasibility timeline schedule, a six months period separate both projects.  The shaft deepening project will start 6 months after the beginning of the change over period of the first sinking phase (as shows in Figure 6) or, one or two months after the production start up.

In order to limit the interference of the deepening phase with the development works and production in the upper levels, a second hoist will be added for the service

Should the second hoist be installed during the preproduction period, the 21 months schedule could be lowered to 5 months as development on the lower levels could be done sooner by the shaft access at the 690 m level.

For the purpose of the Scoping Study, the development schedule to sustain the production rate in the upper part of the mine has been integrated to the study without any chance.  But, because the bottom part of the Zone 113 is planned to be develop in the same time, it is not necessary to keep the same amount of development in the upper part.  A part of this development need to be delays.  In the next study, the entire development schedule need revise in order to be optimised it.

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figure 6 - Pre production and production schedule

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13.0        CAPITAL COST ESTIMATE

The total pre-production capital cost of the Feasibility Study for the Project is estimated at $84.1 million.  This cost is based on the underground development, underground infrastructures, ore processing plant rehabilitation and modifications and other surface construction work required to achieve the production objectives of the Project.  It also includes the indirect costs such as freight, temporary power, water and communications, permits, engineering, procurement and construction management, training, lodging of construction workers, owner's costs, contingency and commissioning.

The estimate for the shaft sinking and related infrastructures, the construction of the headframe and supply of hoist was derived from actual quotations from reputable companies.  The costs for the underground development were based on pricing provided by Aurizon for actual on-going contractual work.  Indirect costs are based on generally applied factors for this type of work.  Contingency was based on how the estimate was derived.

For the mill, all the rehabilitation work and modifications costs are already include in the start up budget of the Feasibility Study.  For the propose work of the Scoping Study, no additional cost and expense is necessary.

The total pre-production capital cost of the Shaft deepening project is estimated to $31.6 million.  The sustaining capital expenses, after the production starts below 700 m level are $3.3 million for grand total expenses of $34.9 million.  A 15% of contingency has been included in all costs.  Moreover, a 2$/TM has been included in the sustaining capital costs in order to provide for the tailing disposal from this additional tonnage.  An additional $1.05 million has been charged for the salaries of the supervision and administration of this project.

The shaft deepening, drift, raises, o/w passes capital costs are based on the Feasibility Study.

- Shaft deepening cost: - Steel for shaft structures:	17,500 $/m 2,500 $/m

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-

Skip by the shaft and up to 2 levels down:

  Ramp(4.0 M X 4.8M):                  2,011 $/m

  Drift access (3.8m X 4.0M):         1,939 $/m

  Conventional raise:                      1,116 $/m

  Ore and waste pass:                   1,680 $/m

-

For each level additional over 2 levels down add 22 $/m to the ramp and drift access.

The summary for expenses is:

-

Surface infrastructures:

-

Deepening shaft (direct cost):

-

Related infrastructures (o/w pass, vent raise):

-

Ramp extension (700 to 910 m level):

-

Development to prepare the production start up:

-

Tailing Disposal (2$/TM):

-

Cement distribution (holes + materials):

-

Salary for supervision and administration:

-

Other expenses (hoist, pump, elect. transformers):

$2,39 M $10,77 M $7,40 M $6,92 M $2,83 M $1,60 M $1,00 M $1,05 M $0,93 M

All capital cost estimates are expressed in Canadian Dollars.

14.0        OPERATING COST

For the Scoping Study, all the costs used are the same as used in the Feasibility Study of Met-Chem.

Manpower

The total manpower workforce is established to cover a mine operation of 2,400 tonnes per day including the staff and hourly employees.  The Casa Berardi mine will require 206 employees hired by the company.  This number does not include the workforce provided by contractor or agencies required for the underground development, the underground diamond drilling and site security.

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Operating practices, working conditions, wages rates, salaries and fringe benefits have been based on Aurizon's data from Casa Berardi and from their work on a similar operation in the Province of Quebec.

The staff personnel salaries are based on the actual payroll of Aurizon Mines ltd and the industry average.  The fringe benefits are taken from Aurizon staff benefits program put in place in July 2004 and represents 57.25% of the basic employee salary.

The hourly rates for mine operation, maintenance and electrical, mill and laboratory employees are based on hourly rates negotiated in the union collective agreement in force at the closure of the mine in 1997.  Those rates were updated with the CPI index to get new rates for year 2004 for each category of employee.  A production bonus for underground employees and the fringe benefits were added to the new hourly rates to compose the annual salaries.

The hourly rates vary from $18.35 to $25.84 per hour as per the classification of labour categories.  The fringe benefits are calculated on the hourly rates and represent 43% to 52% of the basic salary as per Aurizon hourly benefits program applicable for hourly employees.  The annual cost of salaries and fringe benefits represents $22.0 million for all employees.

Summary of Operating Costs

The underground operating costs include the development, the mining operation, the maintenance and services to produce the annual tonnage and feed the processing plant.

These costs are based mainly on quotations prices received from mining contractors, equipments suppliers, or furniture suppliers for all specifics items.  The manpower costs included in the operating costs are calculated with performances per manshift applicable to each task in reference to the industry average.

The average mine operating costs over the life of the Project in the Feasibility Study is 31.59 $/t.  For the purpose of the Scoping Study, the operating costs of the second full year of production at 2,400tpd have been used.  These costs must be well representative of a operating mine with a long term plan of development and production.  Those costs are summarised in table 4.

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Table 4 - Operating costs

Ore Processing Plant Operating Cost

The processing plant operating costs include the crushing, the grinding, the carbon and pulp process, the gold refinery, the energy, the maintenance and the mill laboratory as services to the mill operation.

These costs are based on historical data consumption of reagents for a similar type of ore and adjusted in some case with the results of metallurgical testwork performed on ore samples from Zone 113 and Lower Inter Zone.

The crushing, grinding media, and energy costs are calculated to reflect the increase in the daily tonnage after the improvement is done in the mill.

Those costs at a mill production rate of 2,400tpd are summarised in table 5:

Table 5 - Process operating costs

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Electrical Power Cost

The total cost of electrical power was calculated for the entire operation and is split between the processing plant, the mine and the others surface charges included in Administration costs.

The cost for the concentrator area was calculated using the existing single line diagrams, and the cost of power for the mine was based on the revised load list proposed by Met-Chem for the mining operation.

A total of 96,182,209 kilowatt-hours in electrical energy are required for the revised design of the mine and the concentrator on an annual basis.  With a subscribed power of 13,200 kilowatt, the annual cost of electrical power for the complex is estimated at $3,906,206 based on the Hydro Quebec "Tarif L" price schedule effective April 1st, 2004.  This cost has been distributed between the Underground Mine (46%), the Ore Processing Plant (49%) and Administration Operation costs (5%).

Administration, Technical Services, and Other Costs

The Administration, Technical Services and Other Costs (ATS &O) include all those site operating costs not already covered in the Underground and Ore Processing Plant costs.  The costs were generally derived from information, preliminary budget and internal studies supplied by Aurizon.  Salaries are essentially based on current staffing as well as forecasted staffing during full mine operation.  Material and services costs were estimated from existing costs, from previous studies and from equivalent costs for previous years operation at Casa Berardi.  ATS &O costs are essentially regrouped as per the existing accounting costs centers established by Aurizon for Casa Berardi.

A summary of the yearly costs is found in Table- 6:

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Table 6 - Cost per tonne for Administration, Technical Service and others costs

Description	Cost/milled tons
Administration salaries	1.33
Management costs
Security agency	0.24
Site insurance	0.64
Local taxes	0.14
Telephone	0.18
Employee transportation	1.17
Other costs	1.53
Technical services salaries	1.86
Technical services materials and services	0.38
Surface services salaries	0.54
Surface services material & services	1.75
Total	9.76

Site Restoration and Mine Closure

The site rehabilitation plan for Casa Berardi East and West sites was approved by the Ministry of Natural Resources on May 8, 2000.  At the time, a financial guarantee covering 70% of the restoration cost was determined to be $555,000.  That amount was reviewed to $1,209,789 to include the rehabilitation cost of the cell #4 and new five (5) hectares area required to store additional waste rock for which Aurizon Mines received approval to include in the rehabilitation plan on April 11, 2003.  This amount takes in consideration the payments already done by Aurizon.

According to the "Guidelines for preparing a mining site rehabilitation plan and general mining site rehabilitation requirements" published by the Ministry of Natural Resources, Fauna and Parks, a financial guarantee covering 70% of the $1,209,789 restoration costs will have to be set aside by Aurizon Mines.  The 70% guarantee or $847,000 will be allocated as shown in Table - 7 for the seven (7) years of the project.

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Table 7 - Schedule or annual payments of the Guarantee

These payments and the previous one have to be place in a special placement (given interests) with the name of Ministry of Natural Resources as fiduciary and you can only use the amount for the reimbursement of the restoration costs.

In addition to the Guarantee payments shown above, a lump sum amount of $1,000,000 is allocated for the last year of operation to cover for the remaining portion of the restoration costs as well as for any other rehabilitation costs.

The total site restoration cost over the anticipated life of the Project corresponds to $0.42/tonne milled.

15.0        FINANCIAL ANALYSIS

This section describes the financial results, basic assumptions and findings of the construction and operation viability assessment for the deepening shaft project one time this one is integrated to the Feasibility Study.  The analysis was performed using estimates of capital and operating costs and estimated construction and production schedules as set out in preceding sections of this report.

In the process of performing the financial analysis, the financial model took into account all of the estimates and assumptions of the current and previous sections.  The financial model is based on an 18 months (1.5 year) construction (pre production) period.  The deepening project work is integrated during the production time, after the 20th month and it will take 22 months to be complete.  The production period will take 78 months (6.5 years mine life).

The production rate still at 1800tpd for the 6 first months and will be increase to 2400tpd for the rest of the mine life.

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All amounts in the current section, tables and figures are in constant Canadian dollars except where noted as USD.

The monthly average over two years of the price of gold in Canadian dollars on the London Stock Exchange is $500 per troy ounce.  To reflect this price, a combination of gold price of US $400 per troy ounce and exchange rate of 1.25 CND/USD was selected to be used in the financial model to compensate for the major variation in the price of gold and exchange rate.

For the purpose of the financial analysis, no inflation was applied to the current price for the capital expenses and the global operating costs.  Details on tonnages milled and revenues generated from the deepening project alone for the troy ounces of gold and silver produced can be found in Table 8.  Details from the Feasibility Study are shows in Table 9.  Similar Details from the deepening project integrated to the Feasibility Study in Table 10.  The Table 11 shows the summary of the financial results for the Feasibility and Scoping Study alone and integrated together.

The total value of the investment in the project will amount to over $152 million, of which more than $84 million will be invested in the pre production phase.

The residual value has been estimated at $5.5 million, and takes into account the current market for the resale of equipment as well as the terminal land value.

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Table 8 - Financial results of Scoping Study

IMPACT ON THE PRODUCTION PLAN TO MINE THE RESOURCES OF ZONE 113 UNDER 700 m LEVEL	January 2005

Table 8 - Financial results of Feasibility Study

 Study

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Table 10 - Financial results of Scoping Study integrated to the Feasibility

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Table 11 - Summary of financial results

	Feasibility Study West Mine (Met Chem)	Scoping Study (deepening the shaft to 1010 m)	Scoping Study + Feasibility Study
Recovery ounces(oz)	806,400	274,000	1,080,000
Gross income (M$)	403	137	540
Total Capex (M$)	118	35	153
Production unit cost($US/oz)	233	126	206
Total unit cost ($US/oz)	255	161	319
Net income (before tax) (M$)	48,5	58,9	107,0
Mine life (years)	5.5	4.0	6.5
Rate of return (%)	17.1	45.9	22.2
Payback period (years)	3.2	1.5	3.8

16.        CONCLUSION

A new mineral resource estimate based on the recent drill information below the 700 m level has been received on January 20, 2005, after the completion of the positive Feasibility Study of the West Mine area of the Casa Berardi Project.  Indicated Mineral Resources are estimated at 838,000 tonnes at 13,68 grams of gold per tonne or 368,000 ounces of gold.

Aurizon has completed an Internal Scoping Study which outlines a mining plan that incorporates both the initial start up plan presented by the Feasibility Study together with a preliminary mining plan for the higher grade Indicated Mineral Resources of Zone 113 below 700 metres.  The Scoping Study includes 80% of the delimited ounces in Indicated resources categories below 700 m level which were not available at the time the feasibility Study cut off.

The expected production reaches 5.16 million tonnes averaging 7.0 g/t Au, or 1,080,200 recoverable ounces of gold.  This gold inventory would be sufficient increase the mine life by 1 year and to support a mine life of 6.5 years.  However, it would not be sufficient to increase the mining rate above 2400 tpd.

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The high grade Indicated Mineral Resources will be blended with the reserves located above level 700 metre.  The average mill head grade will then increase and stabilize to 7.0 g/t Au.  Annual production will increase to 180,000 ounces of gold.

The start up of the operation will be based on the same approach as that presented in the Feasibility Study.  The pre production capital cost of the project is still estimated at $84.1 million within an 18 months period.

The shaft deepening project will start 2 months after the start up of the commercial production.  The shaft deepening project capital cost is estimated at 31.6 M$ within an additional 21 months period.

The financial analysis indicates an Internal Rate of Return (IRR) of 22.2%.

17.0        RECOMMENDATIONS

As the Scoping Study has demonstrated than it will be economical to deepen the shaft to produce the resource below 700 m level and this production could have a significant positive impact on the rate of return of the global project, it is recommended to follow the actual exploration program initiated in 2005 as quickly as possible, in order to define the lateral and depth extension of the Zone113 below 700 m.

Following the results of the Scoping Study, it is recommended to initiate an Updated Feasibility Study in order to determine the economic parameters, the best timing and the ultimate depth of the shaft for the shaft deepening project

The updated Feasibility Study should consider commencing the second hoist installation earlier and should optimize the lateral development required to access the new gold resources.  The timeline could then be reduced significantly

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Appendix 1

Disclaimer and Certificate of Author

IMPACT ON THE PRODUCTION PLAN TO MINE THE RESOURCES OF ZONE 113 UNDER 700 m LEVEL	January 2005

DISCLAIMER

This document contains certain statements that involve a number of risks and uncertainties.  There can be no assurance that such statements will prove to be accurate.  Therefore, actual results and future events could differ materially from those anticipated in such statements.

IMPACT ON THE PRODUCTION PLAN TO MINE THE RESOURCES OF ZONE 113 UNDER 700 m LEVEL	January 2005

CERTIFICATE OF AUTHOR

I, Ghislain Fournier, P.eng. of 1721 Théberges, C.P. 422, Val-D'Or, Québec, Canada, J9P 4P4, do hereby certify that:

1. I am Superintendent, Corporate Development of Aurizon Mines Ltd. with offices located at:

   Corporate

   Aurizon Mines Ltd.
   Suite 900
   510 Burrard Street,
   Vancouver, B.C. V6C 3A8

   Quebec Operations

   Mines Aurizon ltée
   1010, 3° Avenue Est
   C. P. 487
   Val-D'Or (Québec) J9P 4P5

2. I graduated with a degree of B. SC. A, granted in 1983, from the Québec University of Chicoutimi (UQAC) in geological engineering.
3. I am a member of the:
   - "Ordre des ingénieurs du Québec" registration number 39839.
   - "Ordre des Géologues du Québec" registration number 174
4. I have worked as a professional engineer in the mining industry for a total of 21 years since my graduation from university.
5. I have read the definition of "qualified person" set out in National Instrument 43-101 ("NI 43-101") and certify that by reason of my education, affiliation with a professional association (as defined in NI 43-101) and past relevant work experience, I fulfill the requirements to be a "qualified person" for the purposes of NI 43-101.
6. I am the author of the report entitled *SCOPING STUDY ON CASA BERARDI PROJECT, QUEBEC: IMPACT ON THE PRODUCTION PLAN TO MINE THE RESOURCES OF ZONE 113 UNDER 700m LEVEL*, and dated January 28, 2005 (the "Technical Report"), relating to the Casa Berardi Mine property. I have visited the Casa Berardi Mine property at least one day per month since 1997. Also, during the past year, I was working directly at the Casa Berardi Mine property, on a full time basis, as Superintendent of Technical Services.
7. I have had prior involvement with the property that is the subject of the Technical Report and was directly responsible for the care and maintenance work at the Casa Berardi Mine property since 1997.
8. I am not aware of any material fact or material change with respect to the subject matter of the Technical Report that is not reflected in the Technical Report, the omission to disclose which makes the Technical Report misleading.
9. I am not independent of the issuer applying all of the tests in section 1.5 of National Instrument 43-101, as I am employed by Aurizon Mines Ltd., who has been the owner of the Casa Berardi Mine property since 1997

Certificate of Author : Ghislain Fournier 1 of 2

IMPACT ON THE PRODUCTION PLAN TO MINE THE RESOURCES OF ZONE 113 UNDER 700 m LEVEL	January 2005

10. I have read National Instrument 43-101 and Form 43-101F1, and the Technical Report has been prepared in compliance with that instrument and form.

11. I consent to the filing of the Technical Report with any stock exchange and other regulatory authority and any publication by them for regulatory purposes, including electronic publication in the public company files on their websites accessible by the public, of the Technical Report.

Dated this 26 Day of February, 2005.

INGÉNIEUR Ghislain Fournier 39839 QUÉBEC

26/01/05

_______________ (Seal or Stamp)
Signature of Qualified Person

Ghislain Fournier ing
Print name of Qualified Person

Certificate of Author : Ghislain Fournier 2 of 2

IMPACT ON THE PRODUCTION PLAN TO MINE THE RESOURCES OF ZONE 113 UNDER 700 m LEVEL	January 2005

IMPACT ON THE PRODUCTION PLAN TO MINE THE RESOURCES OF ZONE 113 UNDER 700 m LEVEL	January 2005

Appendix 2

Details costs and schedule for the deepening shaft and development

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CASA BERARDI

Cost for lateral development (deepening shaft from 810 to 1010m)

Item	duration of the work	Quantity	Unit Cost	Cost	years 1	years 2	Remarque	cumulative duration of the work
	nb days	meters	/m	$				nb days
Ore drift 890	19	130	$ 2 115	$ 274 950		$ 274 950		486
Mucking drift 870 (2° crew)	17	120	$ 1 939	$ 232 680		$ 232 680	conveyor ready 510 days	#REF!
Access to the waste chute on 870	2	15	$ 1 939	$ 29 085		$ 29 085		#REF!
Draw points on 870	14	100	$ 1 767	$ 176 700		$ 176 700	1/3 longitudinal	#REF!
Access to the ore chute on 870	1	10	$ 1 939	$ 19 390		$ 19 390		#REF!
Ore drift 870	19	130	$ 1 939	$ 252 070		$ 252 070		#REF!
Access to the waste chute on 850	2	15	$ 1 939	$ 29 085		$ 29 085		#REF!
Draw point on 850	17	120	$ 1 939	$ 232 680		$ 232 680		#REF!
Mucking drift 910	17	120	$ 1 939	$ 232 680		$ 232 680		503
Access to the main ventilation raise	1	10	$ 1 939	$ 19 390		$ 19 390		505
Draw points on 910	14	100	$ 1 767	$ 176 700		$ 176 700	conveyor ready 510 days	519
Access to the ore chute on 910	1	10	$ 1 939	$ 19 390		$ 19 390		520
Ore drift 910	19	130	$ 1 939	$ 252 070		$ 252 070		539
Purchase and installation the ventilation door 910	0			$ 15 000		$ 15 000		
Various equipment (vent, elec.,etc..) 910	0			$ 50 000		$ 50 000		
Access to the electrical bay + station 910	2	12	$ 1 939	$ 23 268		$ 23 268		541
Purchase and installation the transformer 910	0		$ 50 000	$ 50 000		$ 50 000		541
Ramp from 890 to 910	29	158	$ 2 011	$ 317 738		$ 317 738		515
Safety bay 890-910	1	8	$ 2 011	$ 16 088		$ 16 088		516
Ramp from 890 to 910 and access + slash	6	33	$ 2 011	$ 66 363		$ 66 363		547
Distribution holes for the cement and accessory	60			$ 869 565		$ 869 565		#REF!
Longs holes production 910 to 890	60					$ -		#REF!
SOUS-TOTAL				**$ 10 050 272**	**$ 4 935 317**	**$ 5 114 956**		
15% contingence				**$ 1 507 541**	**$ 740 297**	**$ 767 243**		
TOTAL				**$ 11 557 813**	**$ 5 675 614**	**$ 5 882 199**

IMPACT ON THE PRODUCTION PLAN TO MINE THE RESOURCES OF ZONE 113 UNDER 700 m LEVEL	January 2005

CASA BERARDI

Cost for shaft deepening from 810 to 1010 m

Item	duration of the work	Quantity	Unit Cost	Cost	years 1	years 2	years 3	Notice	cumulative duration of the work
	nb days	mètres	/m	$	préproduction	préproduction	production		
Purchase and installation the transformer	14		$ 100 000	$ 100 000	$ 100 000	$ -	$ -	at same time than the formwork (can have 4 months delivery)	nb days
Concrete formwork of the hoist room	30		$ 125 000	$ 125 000	$ 125 000	$ -	$ -		30
Purchase and installation the hoist	116		$ 1 700 000	$ 1 700 000	$ 1 700 000	$ -	$ -		146
Construction of the hoist house	26		$ 75 000	$ 75 000	$ 75 000	$ -	$ -		172
Purchase the hoisting cable	1	1100	$ 50.00	$ 55 000	$ 55 000	$ -	$ -		173
Purchase cage and sheave wheel			$ 20 000	$ 20 000	$ 20 000	$ -	$ -		173
Contractor mobilisation	30		$ 1 700 000	$ 1 700 000	$ 1 700 000	$ -	$ -		173
Equipment and set up			$ 530 000	$ 530 000	$ 530 000	$ -	$ -		173
Purchase the steel for shaft structure		220	$ 2 500	$ 550 000	$ 550 000	$ -	$ -		173
Purchase the steel guides for hoisting the ore		1030	$ 848	$ 873 440	$ 873 440	$ -	$ -		173
Purchase the wood guides for service		include in sinking cost			$ -	$ -	$ -		173
Cost for guides transfer	30		$ 100 000	$ 100 000	$ 100 000	$ -	$ -		203
Shaft sinking from 810 to 960	58	150	$ 17 500	$ 2 625 000	$ 2 625 000	$ -	$ -		261
Station excavation 910 level	8	340	$ 376	$ 127 840	$ 127 840	$ -	$ -	cubic meters	269
Station excavation 940 level	8	340	$ 376	$ 127 840	$ 127 840	$ -	$ -	cubic meters	277
Loading pocket excavation 940-960	9	152	$ 376	$ 57 152	$ 57 152	$ -	$ -	cubic meters	286
Ground support and cementing the loading pocket	10				$ -	$ -	$ -	cost include in the excavation	296
Purchase and installation of the loading pocket	18			$ 1 302 479	$ 1 302 479	$ -	$ -		314
Shaft sinking from 960 to 1010	27	70	$ 17 500	$ 1 225 000	$ 1 225 000	$ -	$ -		304
Spill pocket excavation	5	120	$ 376	$ 45 120	$ 45 120	$ -	$ -	cubic meters	309
Spill pocket Installation	17		$ 100 000	$ 100 000	$ 100 000	$ -	$ -		326
Change over	30				$ -	$ -	$ -		356
Access drift to the conveyor and pumps	14	100	$ 1 939	$ 193 900	$ 122 157	$ 71 743	$ -		370
Access to 910 level	17	91	$ 2 137	$ 194 467		$ 194 467			386
Access to the waste chute on 910	2	15	$ 2 137	$ 32 055		$ 32 055			389
Raises (2) (ore / waste) 940 to 910	36	80	$ 1 680	$ 134 400		$ 134 400	$ -		406

IMPACT ON THE PRODUCTION PLAN TO MINE THE RESOURCES OF ZONE 113 UNDER 700 m LEVEL	January 2005

IMPACT ON THE PRODUCTION PLAN TO MINE THE RESOURCES OF ZONE 113 UNDER 700 m LEVEL	January 2005

Appendix  3

Glossary

IMPACT ON THE PRODUCTION PLAN TO MINE THE RESOURCES OF ZONE 113 UNDER 700 m LEVEL	January 2005

Glossary

List of Abbreviations

Au	Gold
Carbon in Leach	CIL
Cubic meter	m3
Cubic meter per hour	m3
Grams	g
Grams / metric tonnes	g/t
Hectares	Ha
Kilometers	km
Metres	m
Metric tonnes	TM or t
Million	M
Million of cubic meter	Mm3
Ounce (31.1034 grams)	Oz
Specific gravity	s.g.
Square meter	M2
Tonnes per day	tpd

IMPACT ON THE PRODUCTION PLAN TO MINE THE RESOURCES OF ZONE 113 UNDER 700 m LEVEL	January 2005

Appendix 4

References

IMPACT ON THE PRODUCTION PLAN TO MINE THE RESOURCES OF ZONE 113 UNDER 700 m LEVEL	January 2005

REFERENCES

Aurizon, internal report, March 15, 2000.  Tessier P.  FEASIBILITY STUDY – Casa Berardi Project

Deseau-Soprin inc, November 8, 1999, Chénard L.  Audit des ressources du projet Casa Berardi

GESCAD inc, October 2004, Gestion des claims 2004-2006

MET-CHEM CANADA INC, January, 2005.  Casa Berardi Project – FEASIBILITY STUDY

MET-CHEM CANADA INC, January, 2005.  Casa Berardi Project –RESOURCES ESTIMATION – Zone 113 Lower part

IMPACT ON THE PRODUCTION PLAN TO MINE THE RESOURCES OF ZONE 113 UNDER 700 m LEVEL	January 2005